PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To Prospectus dated October 6, 2004)           File No. 333-119345

                                1,200,000 SHARES
                         WINTRUST FINANCIAL CORPORATION
                                  COMMON STOCK
                             _______________________

An affiliate of RBC Capital Markets Corporation is, at our request, borrowing and selling 1,200,000 shares of our common stock in connection with a forward sale agreement between that affiliate and us. We will not initially receive any proceeds from the sale of the shares. We will receive aggregate proceeds from the sale of our common stock only upon future stock settlements of the forward sale agreement, subject to certain adjustments pursuant to the forward sale agreement. The underwriters are offering the shares of our common stock for sale in the United States. Subject to applicable law, the underwriters may also offer the shares of our common stock for sale outside the United States.

Our common stock is traded on the Nasdaq National Market under the symbol "WTFC". The last reported sale price of our common stock as reported on Nasdaq on December 13, 2004 was $60.84 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTIONS BEGINNING ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.
                        ________________________________

                             PRICE $59.50 PER SHARE
                        ________________________________

                                                     PER SHARE         TOTAL(1)
                                                   -------------     -----------
Public offering price..........................       $59.50         $71,400,000
Underwriting discount..........................       $ 3.57         $ 4,284,000
Proceeds, before expenses, to Wintrust(2)......       $55.93         $67,116,000

------------------
(1)      Assumes no exercise of the underwriters' over-allotment option.
(2) We will receive such proceeds, before expenses, from the sale of common stock only upon full physical settlement of the forward sale agreement, subject to the provisions of the forward sale agreement. See "Use of Proceeds". For purposes of calculating the aggregate net proceeds, before expenses, to us we have assumed that the forward sale agreement is fully settled based upon the aggregate initial forward sale price of $55.93 and by the delivery of 1,200,000 shares of our common stock. See "Underwriting--Forward Sale Agreement".

The underwriters may also purchase up to an additional 180,000 shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The shares of common stock will be ready for delivery on or about December 17, 2004.
                             _______________________
RBC CAPITAL MARKETS
          PIPER JAFFRAY
                      RAYMOND JAMES
                            SANDLER O'NEILL & PARTNERS, L.P.
                                         STIFEL, NICOLAUS & COMPANY
                                                    INCORPORATED
                             _______________________
                                December 14, 2004

                  [MAP SHOWING LOCATIONS OF CURRENT AND PENDING
                        BANKING AND SUBSIDIARY OFFICES]

                                TABLE OF CONTENTS
                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----

Presentation of Information..................................................ii
Special Note About Forward-Looking Statements................................ii
Prospectus Supplement Summary...............................................S-1
Summary Consolidated Financial Data........................................S-10
Risk Factors...............................................................S-14
Use of Proceeds............................................................S-21
Capitalization.............................................................S-22
Price Range of Common Stock and Dividend Policy............................S-23
Underwriting...............................................................S-24
Legal Matters..............................................................S-29
Experts  ..................................................................S-29
Documents Incorporated by Reference........................................S-29

                                   PROSPECTUS

Important Notice to Readers..................................................ii
Special Note Regarding Forward-Looking Statements............................ii
Prospectus Summary............................................................1
Risk Factors..................................................................4
Use of Proceeds...............................................................9
Ratio of Earnings to Fixed Charges............................................9
Description of Debt Securities................................................9
Description of Purchase Contracts............................................17
Description of Units.........................................................18
Description of Warrants......................................................18
Description of Capital Stock.................................................20
Global Securities............................................................29
Description of the Trust.....................................................30
Description of the Trust Preferred Securities................................32
Description of the Junior Subordinated Debentures............................44
Description of the Guarantee.................................................50
Relationship Among the Trust Preferred Securities,
  the Debentures and the Guarantee...........................................53
Book-Entry Issuance..........................................................54
Plan of Distribution.........................................................56
Legal Matters................................................................59
Experts  ....................................................................59
Where You Can Find More Information..........................................59
Documents Incorporated by Reference..........................................59

                            ------------------------

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities is permitted. You should not assume that information contained in this prospectus supplement, in the accompanying prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

                           PRESENTATION OF INFORMATION

         These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the current offering of our common stock, and (2) the accompanying prospectus, which provides general information about our securities, some of which may not apply to the common stock that we are offering. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT REPLACES ANY INCONSISTENT INFORMATION INCLUDED IN THE ACCOMPANYING PROSPECTUS.

         At varying places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the Table of Contents above.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things, statements relating to our projected growth, anticipated improvements in financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisition of banks, wealth management entities, specialty finance businesses or fee-related business.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "Risk Factors" section beginning on page S-14 of this prospectus supplement and on page 4 in the accompanying prospectus.

         Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

                          PROSPECTUS SUPPLEMENT SUMMARY

         The items in the following summary are described in more detail later in this prospectus supplement and the accompanying prospectus or in the other information incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information included in this prospectus supplement and the accompanying prospectus, our consolidated financial statements and the other information that is incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock. Unless otherwise indicated, the information in this prospectus supplement and the accompanying prospectus assumes that the underwriters will not exercise their option to purchase additional shares to cover over-allotments.

ABOUT WINTRUST FINANCIAL CORPORATION

         We are a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $6 billion at September 30, 2004. As of November 30, 2004, we currently operate 12 community banks located in the greater Chicago and Milwaukee metropolitan areas that provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 49 banking facilities. Each of our banks provides a full complement of commercial and consumer loan and deposit products and services. We provide wealth management services, including trust, asset management and brokerage services, to customers primarily located in the Midwest, as well as to customers of our banks. We also originate and purchase residential mortgage loans, many of which are sold into the secondary market. In addition, we are involved in specialty lending through operating subsidiaries or divisions of certain of our banks. Our specialty lending niches include commercial insurance premium finance; accounts receivable financing and administrative services to the temporary staffing industry; and indirect auto lending in which we purchase loans through Chicago-area automobile dealerships.

FINANCIAL SUMMARY

         We have grown from $1.7 billion in assets at December 31, 1999 to approximately $6 billion in assets at September 30, 2004, and our diluted earnings per share have increased at a compound annual growth rate of 32.2% over the five-year period ended December 31, 2003. Our financial performance has been affected by costs associated with growing market share in deposits and loans, establishing and acquiring new banks, opening new banking facilities, and building an experienced management team. Our recent financial performance generally reflects the improved profitability of our operating subsidiaries as they mature, offset by the costs of establishing and acquiring new banks and opening new banking facilities. Our experience has been that it generally takes 13 to 24 months for de novo banks to first achieve operational profitability depending on the number and timing of banking facilities added. The following table highlights the financial performance of our organization for the five-year period ended December 31, 2003 and nine-month periods ended September 30, 2004 and 2003.

                                AS OF OR FOR THE
                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                             ----------------------   ------------------------------------------------------------
                                2004        2003         2003         2002        2001          2000        1999
                             ----------  ----------   ----------   ----------  ----------   ----------  ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue..............    $  173,947  $  142,114   $  193,084   $  158,800  $  102,812   $   79,306  $   57,542
Net income...............        37,163      27,189       38,118       27,875      18,439       11,155       9,427
Earnings per share
   (diluted).............          1.71        1.46         1.98         1.60        1.27         0.83        0.73
Total assets.............     5,817,286   4,304,877    4,747,398    3,721,555   2,705,422    2,102,806   1,679,382
Total loans..............     4,000,175   2,949,143    3,297,794    2,556,086   2,018,479    1,547,596   1,270,126
Mortgage loans
   held-for-sale.........        80,074      65,240       24,041       90,446      42,904       10,424       8,123
Total deposits...........     4,751,593   3,529,196    3,876,621    3,089,124   2,314,636    1,826,576   1,463,622
Common shareholders'
   equity................       430,153     299,874      349,837      227,002     141,278      102,276      92,947
Return on average assets.          0.95%       0.91%        0.93%        0.87%       0.79%        0.60%       0.63%
Return on average equity.         13.46%      14.92%       14.36%       14.76%      15.24%       11.51%      11.58%

         The following table shows the compound annual growth rates we achieved over the one-, two-, three-, four- and five-year periods ended December 31, 2003.

                                                        COMPOUND ANNUAL GROWTH RATES
                                        -----------------------------------------------------------
                                        1 YEAR       2 YEAR       3 YEAR        4 YEAR       5 YEAR
                                        ------       ------       ------        ------       ------
Total assets......................       27.6%        32.5%        31.2%         29.7%        28.6%
Total loans.......................       29.0         27.8         28.7          26.9         27.6
Total deposits....................       25.5         29.4         28.5          27.6         25.8
Total revenue.....................       21.6         37.0         34.5          35.3         33.9
Net income........................       36.7         43.8         50.6          41.8         43.6
Diluted earnings per share........       23.8         24.9         33.6          28.3         32.2

COMMUNITY BANKING

         We have developed our community banking franchise through the formation of de novo banks, the opening of branch offices of the banks and acquisitions. Of our 12 banking subsidiaries, eight are de novo banks organized by us or our management team and four are banks we acquired since October 2003 that were started as de novo banks by others. Our first bank was organized in December 1991, and in October 2004, we completed the acquisition of our twelfth bank subsidiary, Town Bank, with banking locations in Delafield and Madison, Wisconsin. In addition, we recently announced plans to acquire two existing community-oriented banks, with banking locations in the greater Chicago metropolitan area. See "--Recent Developments--Recently Announced Acquisitions."

         The following table provides information regarding each of our existing banks as of September 30, 2004.(1)

                                                                                     NUMBER OF
                                               DATE OPENED        TOTAL ASSETS       BANKING
                     BANK                      OR ACQUIRED       (IN THOUSANDS)      FACILITIES
 -----------------------------------------   --------------      --------------      ----------
 Lake Forest Bank & Trust.................   December 1991         $1,155,290            8
 Hinsdale Bank & Trust....................   October 1993             836,636            6
 North Shore Community Bank & Trust.......   September 1994           889,755            8
 Libertyville Bank & Trust................   October 1995             666,866            7
 Barrington Bank & Trust..................   December 1996            662,669            2
 Crystal Lake Bank & Trust................   December 1997            461,928            5
 Northbrook Bank & Trust..................   November 2000            325,626            2
 Advantage National Bank..................   October 2003             237,325            2
 Village Bank & Trust-Arlington Heights...   December 2003            163,949            2
 Beverly Bank & Trust.....................   April 2004                49,921            1
 Northview Bank & Trust...................   September 2004           372,844            4

------------------
(1) Excludes Town Bankshares, Ltd., which was acquired in October 2004. As of September 30, 2004, Town had total assets of $261 million and operated two banking facilities.

WEALTH MANAGEMENT SERVICES

         We currently offer a full range of wealth management services through four separate subsidiaries, including trust and investment services, asset management and securities brokerage services marketed primarily under the Wayne Hummer name. We acquired the Wayne Hummer operations, based in the Chicago area, in February 2002. Wayne Hummer Investments, our broker-dealer subsidiary, has been in operation since 1931.

         Through Wayne Hummer Trust Company we offer trust and investment services to existing bank customers and are also targeting small to mid-size businesses and affluent individuals whose needs command the personalized attention offered by our experienced trust professionals. Assets under administration at the trust company were approximately $644 million at September 30, 2004.

         Through Wayne Hummer Investments, a registered broker-dealer, we provide a full range of private client and securities brokerage services to clients located primarily in the Midwest. Client assets at the brokerage firm were approximately $5 billion at September 30, 2004. Focused Investments, LLC, a broker-dealer and wholly-owned subsidiary of Wayne Hummer Investments, provides a full range of investment services to individuals through a network of relationships with community-based financial institutions located primarily in Illinois.

         Through Wayne Hummer Asset Management Company, a registered investment adviser, we provide money management services and advisory services to individuals and institutional, municipal and tax-exempt organizations as well as two proprietary mutual funds. In addition, we provide portfolio management and financial supervision for a wide range of pension and profit-sharing plans. At September 30, 2004, individual accounts managed by Wayne Hummer Asset Management Company totaled approximately $814 million, while the two managed mutual funds had approximately $176 million in total assets.

SPECIALTY LENDING

         We conduct our specialty lending businesses through indirect non-bank subsidiaries and divisions of our banks.

         Through First Insurance Funding, our most significant specialized lending niche, we make loans to businesses to finance the insurance premiums they pay on their commercial insurance policies. The loans are originated by First Insurance Funding working through independent medium and large insurance agents and brokers located throughout the United States. The insurance premiums we finance are primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance. This lending involves relatively rapid turnover of the loan portfolio and high volume of loan originations. Due to the indirect nature of this lending and because the borrowers are located nationwide, this segment may be more susceptible to third party fraud. The majority of these loans are purchased by our banks to more fully utilize their lending capacity. These loans generally provide the banks higher yields than alternative investments. Since the second quarter of 1999, we also have been selling some of these loan originations to an unrelated third party with servicing retained. We sold approximately $346 million, or 18%, of the receivables generated during the first nine months of 2004. The purchaser of the loans has recourse rights against us if it suffers losses associated with the loans we sold.

         Through Tricom, Inc. we provide high-yielding, short-term accounts receivable financing and value-added, outsourced administrative services, such as data processing of payrolls, billing and cash management services to clients in the temporary staffing industry. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. During the first nine months of 2004, Tricom processed payrolls with associated client billings of approximately $246 million and contributed approximately $6 million of revenues, net of interest expense, to us.

         We engage in other specialty lending through divisions of our banks, including indirect auto lending, medical and municipal equipment leasing, small aircraft lending, mortgage broker warehouse lending and loans to condominium, homeowner and community associations. These other specialty loans and leases together comprised approximately 8.0% of our loan and lease portfolio at September 30, 2004.

         We continue to pursue the development and/or acquisition of other specialty lending businesses that generate assets suitable for bank investment and/or secondary market sales. In May 2004, we acquired WestAmerica Mortgage Company and its affiliate, Guardian Real Estate Services, Inc. WestAmerica engages primarily in the origination and purchase of residential mortgages for sale into the secondary market, and Guardian provides document preparation and other loan closing services to WestAmerica and its mortgage broker affiliates. We expect that our acquisition of these firms will allow us to enhance the loan origination and document system and improve the mortgage product offerings of our banks, further augment and diversify our revenue stream and provide additional earning assets, as well as further diversification of our earning asset base.

OPERATIONAL STRATEGY

         Since our first bank was opened in 1991, we have been committed to the same fundamental operational strategy, the key elements of which include the following:

         o MAINTAINING DECISION-MAKING AUTHORITY LOCALLY WITHIN EACH OF OUR OPERATING SUBSIDIARIES AND PROVIDING A HIGH LEVEL OF PERSONAL AND PROFESSIONAL SERVICE. Our community banking philosophy is driven by our emphasis on local independence and decision-making authority within each of our banks. While senior management of Wintrust provides expertise to each of our subsidiaries in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, investment and asset/liability management, audit and regulatory compliance and technology, the separate management teams of each of the banks, as well as First Insurance, Wayne Hummer Trust Company, Tricom, the Wayne Hummer Companies, WestAmerica and Guardian have managerial responsibilities for customer service and the ongoing day-to-day operations of their respective organizations, subject to the oversight of our Board of Directors and the boards of our subsidiaries. Our operating subsidiaries enjoy the competitive advantages of being able to tailor products and services to meet the differing needs of the customers that they serve, to quickly make decisions affecting customers and to participate actively in their communities.

         o EMPLOYING FEWER, BUT HIGHLY QUALIFIED AND PRODUCTIVE INDIVIDUALS AT RELATIVELY HIGH COMPENSATION RATES AND FOCUSING ON LOW NET OVERHEAD RATIOS. Key to our growth and profitability is our management's extensive experience in providing community banking and financial services; and retaining highly qualified managers is critical to our strategy. The presidents and chief executive officers of our banks were selected not only for their years of banking experience, but also for their business development skills and strong ties to the communities they serve. Although our management compensation levels may be relatively high, we believe our organizational structure allows us to continue to improve and maintain favorable net overhead ratios as the banks, First Insurance, Wayne Hummer Trust Company and Tricom, mature.

         o MARKETING COMPETITIVE DEPOSIT AND LOAN PRODUCTS. Each of our banks has developed a strong customer base within its communities through the utilization of innovative community-oriented marketing programs. Our banks market their products aggressively through creative newspaper and other advertising, special promotions and frequently sponsored community events. While competitive pricing may create pressure on our net interest margin at times, to be more responsive to the needs of consumers in their specific markets, the banks have also introduced a variety of deposit and loan products to appeal to the unique needs of different types of bank customers, such as different age groups and other special segments of the target markets. Each of our banks has a large board of directors comprised of experienced business persons and other individuals prominent within their respective communities who assist the banking officers with business development.

         o PURSUING A NUMBER OF SPECIALTY LENDING NICHES. We currently finance loans in several different specialty lending niches to more fully utilize our lending capacity, to diversify our loan portfolio and to enhance the profitability of our banks. In addition to premium finance loans originated by First Insurance, short-term accounts receivables financed by Tricom and indirect auto loans, we also engage in mortgage warehouse lending, medical and municipal equipment leasing, homeowners and condominium association lending and small aircraft lending. Loans in our specialty lending niches tend to be higher yielding than other commercial and consumer loans in our banks' portfolios, but may involve greater credit risks than generally associated with loan portfolios of more traditional community banks due to marketability of the collateral or because we do not have direct customer relationships with the underlying borrowers.

         o        FOCUS ON GENERATING FEE INCOME TO AUGMENT NET INTEREST INCOME.
                  During 2003 and through the third quarter of 2004, we generated fee income from a variety of sources including the origination and sale of mortgage loans, account service charges, trust, asset management and brokerage fees, premium income from selling covered call option contracts on fixed income securities we own, as well as gains on sales of premium finance receivables and securities. In addition, we earn administrative fees at Tricom related to its payroll processing business. Non-interest income as a percentage of net revenues was 38% for the years ended December 31, 2003 and 2002 and 35% for the first nine months of 2004.

GROWTH STRATEGY

         Key elements of our growth strategy include the following:

         o INTERNAL GROWTH OF OUR EXISTING BANKS. Due to our de novo strategy, we believe we have not yet realized the full deposit and asset generation potential in the communities now served by our existing banking facilities. We believe we can leverage our existing infrastructure to support additional business while maintaining a high level of personalized customer service and responsiveness. As consolidation and the trend toward nationwide franchises continue in the financial services industry, management expects that more individuals and small businesses will become disenchanted with the perceived lower level of service offered by the larger institutions, providing continuing market share opportunity for us. We may from time to time compete for deposits, particularly in our newer markets, with aggressive pricing, which may reduce our net interest margin. With management's focus on balancing further asset growth with earnings growth, our current strategy is to continue less aggressive deposit pricing at those banks with significant market share and more established customer bases.

         o EXPANDING INTO ATTRACTIVE MARKETS WITH LIMITED LOCAL BANKING COMPETITION. We plan to continue our geographic expansion by leveraging our existing banks and opening new branch facilities in nearby communities where management believes targeted customers would be attracted to a community banking alternative. During 2004, we opened seven additional bank and branch locations on a de novo basis and began development on three more. We intend to continue the formation of additional de novo banks in attractive markets in and around the greater Chicago and Milwaukee metropolitan areas. We will continue to be impacted by start-up costs to the extent we undertake additional de novo bank and branch formations.

                  In addition, part of our strategy is to continue to pursue potential acquisitions of other community-oriented banks that are already operating in desirable markets in the greater Chicago and Milwaukee metropolitan areas. As highlighted below under "--Recent Developments," we have recently expanded into several new markets. Acquisitions may have a short-term dilutive effect on earnings per share, although the pending acquisitions of Antioch Holding Company and First Northwest Bancorp, Inc. discussed below are not expected to have any material impact on 2005 earnings per share.

         o AUGMENTING THE LOAN PORTFOLIO WITH OUR SPECIALTY LENDING NICHES TO ALLOW THE BANKS TO MORE FULLY UTILIZE THEIR LENDING CAPACITY AND ADD RELATED FINANCIAL SERVICES BUSINESSES TO INCREASE FEE INCOME. Our specialty lending niches have enhanced the profitability of our community banks by optimizing their earning asset base and allowing them to diversify their loan portfolios. We plan to continue to build our sales staff at First Insurance to further increase loan volume in our premium finance business, seeking to increase our market penetration in selected geographic markets. We may pursue acquisitions or development of additional specialty lending businesses engaged in asset generation suitable for bank investment and/or secondary market sales. We may also pursue acquisitions or development of related financial services businesses to augment fee income, such as our recent acquisition of WestAmerica and Guardian. Management intends to continue to explore various commercial and consumer finance activities and to seek attractive potential acquisition candidates. Acquisitions could have a short-term dilutive effect on earnings per share.

         o GROWTH OF WEALTH MANAGEMENT SERVICES PROVIDED TO SMALL AND MID-SIZED BUSINESSES AND AFFLUENT INDIVIDUALS. As part of our strategy to build and grow our wealth management business, we will continue to recruit talented brokers, cross-market our expanded base of brokerage and investment management products and services to our banking clients and offer trust services and estate planning products, as well as traditional banking services, to wealth management customers.

RECENT DEVELOPMENTS

UPDATE ON GROWTH STRATEGY

         A key element of our growth strategy is to acquire community-oriented banks that operate in desirable markets in the greater Chicago and Milwaukee metropolitan areas. As highlighted below, we have recently expanded into several new markets with the acquisition of the following banks:

         In October 2003, we completed the acquisition of Advantage National Bancorp, Inc., the parent company of Advantage National Bank, with banking locations in Elk Grove Village and Roselle in the northwest suburbs of Chicago. Advantage began operations in 2000 as a de novo bank and had assets as of the date of acquisition of approximately $114 million compared to approximately $237 million as of September 30, 2004.

         In December 2003, we completed the acquisition of Village Bancorp, Inc., the parent company of Village Bank & Trust, with banking locations in Arlington Heights and Prospect Heights in the northwest suburbs of Chicago. Village began operations in 1995 as a de novo bank and had assets as of the date of acquisition of approximately $80 million compared to approximately $164 million as of September 30, 2004.

         In September 2004, we completed the acquisition of Northview Financial Corporation, the parent company of Northview Bank & Trust, with banking locations in Northfield, Mundelein and Wheaton in the north and west suburbs of Chicago. Northview began operations in 1994 as a de novo bank and had assets as of September 30, 2004 of approximately $373 million.

         On October 15, 2004, we completed our acquisition of Town Bankshares, Ltd., parent company of Town Bank with banking locations in Delafield and Madison, Wisconsin. Town began operations as a de novo bank in 1998 and had total assets of approximately $261 million as of September 30, 2004. The aggregate purchase price, including the value of in-the-money options, was approximately $41 million. This transaction is consistent with our plan to seek to expand into attractive communities within the greater Milwaukee metropolitan area and represents our first banking location in the southeastern Wisconsin marketplace. The transaction is not expected to have a material effect on our 2005 earnings per share.

RECENTLY ANNOUNCED ACQUISITIONS

         ANTIOCH HOLDING COMPANY

         On October 15, 2004, we announced the signing of a definitive agreement to acquire Antioch Holding Company, the parent company of State Bank of The Lakes, with banking locations in Antioch, Lindenhurst, Grayslake, Spring Grove and a location under construction in McHenry, Illinois. Antioch had total assets of approximately $445 million as of September 30, 2004. The aggregate purchase price for the acquisition is approximately $95 million, payable in cash at the closing and will be funded in part with a portion of the net proceeds we will receive upon settlement of a portion of the forward sale agreement as well as with the proceeds from a $50 million offering of trust preferred securities that is expected to close in December 2004. We have submitted our applications to the applicable regulatory authorities seeking approval of the acquisition, and we currently expect to receive final regulatory approval in early 2005. Subject to approval by banking regulators and certain closing conditions, we expect this transaction to close early in the first quarter of 2005. The transaction is not expected to have a material effect on our 2005 earnings per share.

         FIRST NORTHWEST BANCORP, INC.

         On November 17, 2004, we announced the signing of a definitive agreement to acquire First Northwest Bancorp, Inc., the parent company of First Northwest Bank, which has two banking locations in Arlington Heights, Illinois. First Northwest began operations as a de novo bank in 1995 and had total assets of approximately $268 million as of September 30, 2004. The aggregate purchase price for the acquisition, including the value of in-the-money options, is approximately $46 million, subject to adjustment pursuant to the terms of the merger agreement, and will be paid in cash and shares of our common stock at the closing, with the cash portion to be funded in part with a portion of the net proceeds we will receive upon settlement of a portion of the forward sale agreement. Subject to approval by banking regulators and certain closing conditions, we expect this transaction to close late in the first quarter or early in the second quarter of 2005. The transaction is not expected to have a material effect on our 2005 earnings per share.

         The following table is a summary of assets, deposits and banking facilities as of September 30, 2004, including information related to the recently completed acquisition of Town and the pending acquisitions of Antioch and First Northwest:

                                                                        NUMBER
                                                                          OF
                                                TOTAL      TOTAL        BANKING
                                               ASSETS     DEPOSITS    FACILITIES
                                               ------     --------    ----------
                                                   (Dollars in millions)
Wintrust Financial Corporation..............   $5,817      $4,751         47
Town Bankshares, Ltd. ......................      261         232          2
Antioch Holding Company.....................      445         366          4
First Northwest Bancorp, Inc. ..............      268         226          2
                                               ------      ------         --
Total.......................................   $6,791      $5,575         55
                                               ------      ------         --

TRUST PREFERRED OFFERING

         On December 13, 2004, we issued $50 million of floating rate trust preferred securities in a private placement offering. The trust preferred securities were issued by our newly established subsidiary, Wintrust Capital Trust VII. The trust preferred securities have a maturity of 30 years and are redeemable by us in whole or in part after five years. Distributions on the trust preferred securities will be paid quarterly at a rate equal to three-month LIBOR plus 1.95%, except for the first distribution period ending on March 15, 2005, which will bear a rate equal to LIBOR of 2.47% plus 1.95%. We expect to use the proceeds of the trust preferred offering to fund a portion of the aggregate purchase price of our acquisition of Antioch.

                                  THE OFFERING

         An affiliate of RBC Capital Markets Corporation is, at our request, selling 1,200,000 shares of our common stock in connection with the execution of a forward sale agreement between us and such affiliate. See
"Underwriting--Forward Sale Agreement."

Common stock offered by the forward purchaser.......  1,200,000 shares
Common stock outstanding prior to full physical
   settlement of the forward sale agreement(1)......  21,659,967 shares
Common stock outstanding after full physical
   settlement of the forward sale agreement(1)(2)...  22,859,967 shares
Offering price per share............................  $59.50
Use of proceeds.....................................  We will not initially receive any proceeds from the sale of the shares of our common
                                                      stock pursuant to this prospectus
                                                      supplement. If we elect to settle the
                                                      forward sale agreement at the initial
                                                      forward sale price of $55.93 per share (which
                                                      reflects a reduction for the underwriting
                                                      discount) entirely with shares of our common
                                                      stock, we expect to receive net proceeds of
                                                      approximately $67.1 million. We intend to use
                                                      the net proceeds to finance a portion of the
                                                      purchase price for our acquisitions of
                                                      Antioch and First Northwest and for other
                                                      general corporate purposes. See "--Recent
                                                      Developments--Recently Announced
                                                      Acquisitions" and "Use of Proceeds."

Risk Factors........................................  See "Risk Factors" beginning on page
                                                      S-14 and on page 4 in the
                                                      accompanying prospectus and other
                                                      information included or incorporated by
                                                      reference in this prospectus supplement and
                                                      the accompanying prospectus for a discussion
                                                      of factors you should consider carefully
                                                      before deciding whether to invest
                                                      in our common stock.

Nasdaq National Market symbol.......................  WTFC

         Throughout this prospectus supplement, we have assumed that the underwriters do not exercise their over-allotment option and the forward sale agreement is fully settled based upon the initial forward sale price of $55.93 and by the delivery of 1,200,000 shares of our common stock. See "Underwriting--Forward Sale Agreement" for a description of the forward sale agreement. We will issue 1,380,000 shares of our common stock in total in connection with the settlement of the forward sale agreement if the over-allotment option is exercised in full and all of the shares subject to the forward sale agreement are issued.

------------------
(1) Calculated as of December 8, 2004; excludes 4,727,672 shares reserved for issuance under our stock incentive plan and other compensation plans or upon the exercise of outstanding warrants and up to a maximum of approximately 625,000 shares that we expect to issue in connection with our pending acquisitions. As of December 8, 2004, we had outstanding options and restricted stock unit awards relating to 3,129,380 shares, with a weighted average exercise price of $23.25, and warrants to purchase 150,695 shares of our common stock, with a weighted average exercise price of $18.15.
(2) Calculated as of December 8, 2004, assuming all 1,200,000 shares subject to the forward sale agreement are issued. We may not issue all 1,200,000 shares upon settlement if we elect cash or net stock settlement for all or a portion of our obligations under the forward sale agreement. See "Underwriting--Forward Sale Agreement."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data presented below as of or for each of the years in the five-year period ended December 31, 2003, are derived from our audited historical financial statements. The summary data presented below as of or for the nine-month periods ended September 30, 2004 and 2003, are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the nine-month periods have been included. Per share amounts have been adjusted to reflect the 3-for-2 stock split effected as a stock dividend effective as of March 14, 2002. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the period ended September 30, 2004. Results for past periods are not necessarily indicative of results that may be expected for any future period; and results for the nine-month period ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004.

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                            ------------------------     ----------------------------------------------------------------------
                              2004(1)       2003(2)        2003(2)        2002(3)        2001           2000           1999
                            ----------    ----------     ----------     ----------     ----------     -----------    ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Total interest income...... $  184,683    $  148,977     $  203,991     $  182,233     $  166,455     $  148,184     $  109,331
Total interest expense.....     72,364        62,154         83,499         84,105         92,441         87,184         61,597
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
   Net interest income.....    112,319        86,823        120,492         98,128         74,014         61,000         47,734
Provision for loan
   losses..................      5,020         8,402         10,999         10,321          7,900          5,055          3,713
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
   Net interest income
      after provision
      for loan losses......    107,299        78,421        109,493         87,807         66,114         55,945         44,021

Non-interest Income:
   Gain on sale of
      premium finance
      receivables..........      5,365         3,470          4,911          3,374          4,564          3,831          1,033
   Mortgage banking
      revenue..............     12,549        14,877         16,718         13,271          8,106          3,139          3,423
   Wealth management
      fees.................     23,659        20,669         28,871         25,229          1,996          1,971          1,171
   Service charges on
      deposit accounts.....      2,944         2,611          3,525          3,121          2,504          1,936          1,562
   Administrative
      services revenues....      2,927         3,178          4,151          3,501          4,084          4,402            996
   Premium finance
      defalcation-partial
      settlement(4)........         --            --            500          1,250             --             --             --
   Securities (losses)
      gains, net...........      1,731           637            642            107            337            (40)             5

   Other...................     12,453         9,849         13,274         10,819          7,207          3,067          1,618
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
      Total
        non-interest
        income.............     61,628        55,291         72,592         60,672         28,798         18,306          9,808
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------

(See footnotes on page S-12)

                                      S-10

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                            ------------------------     ----------------------------------------------------------------------
                              2004(1)       2003(2)        2003(2)        2002(3)        2001           2000           1999
                            ----------    ----------     ----------     ----------     ----------     -----------    ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Non-interest Expense:
   Salaries and
      employee benefits.... $   66,841    $   55,673     $   74,775     $   63,442     $   35,628     $   28,119     $   20,808
   Equipment expense.......      6,626         5,727          7,957          7,191          6,297          5,101          3,199
   Occupancy expense,
      net..................      7,026         5,626          7,436          6,691          4,821          4,252          2,991
   Data processing.........      3,909         3,193          4,304          4,161          3,393          2,837          2,169
   Advertising and
      marketing............      2,376         1,645          2,215          2,302          1,604          1,309          1,402
   Professional fees.......      3,432         2,565          3,342          2,801          2,055          1,681          1,203
   Amortization of
      intangibles..........        587           448            640            324            685            713            251
   Premium finance
      defalcation(4).......         --            --             --             --             --          4,320             --
   Other non-interest
      expenses.............     19,312        16,382         22,072         19,072         11,300          9,471          7,655
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
      Total
        non-interest
        expense............    110,109        91,259        122,741        105,984         65,783         57,803         39,678
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------

Income before taxes
   and cumulative
   effect of
   accounting change.......     58,818        42,453         59,344         42,495         29,129         16,448         14,151
Income tax expense.........     21,655        15,264         21,226         14,620         10,436          5,293          4,724
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
Income before
   cumulative effect
   of accounting change....     37,163        27,189         38,118         27,875         18,693         11,155          9,427
Cumulative effect of
   change in
   accounting for
   derivatives, net of
   tax.....................         --            --             --             --           (254)            --             --
                            ----------    ----------     ----------     ----------     ----------     ----------     ----------
   Net income.............. $   37,163    $   27,189     $   38,118     $   27,875     $   18,439     $   11,155     $    9,427
                            ==========    ==========     ==========     ==========     ==========     ==========     ==========

COMMON SHARE DATA:
Earnings per share:
   Basic................... $     1.83    $     1.56     $     2.11     $     1.71     $     1.34     $     0.85     $     0.76
   Diluted.................       1.71          1.46           1.98           1.60           1.27           0.83           0.73
Cash dividends per
   common share(5).........       0.20          0.16           0.16           0.12           0.093          0.067            --
Book value per share.......      20.42         15.87          17.43          13.19           9.72           7.92           7.06
Weighted average
   common shares
   outstanding:
   Basic...................     20,347        17,445         18,032         16,334         13,734         13,066         12,373
   Diluted.................     21,674        18,582         19,219         17,445         14,545         13,411         12,837

SELECTED FINANCIAL
   CONDITION DATA (AT
   END OF PERIOD):
Total assets............... $5,817,286    $4,304,877     $4,747,398     $3,721,555     $2,705,422     $2,102,806     $1,679,382
Total loans................  4,000,175     2,949,143      3,297,794      2,556,086      2,018,479      1,547,596      1,270,126
Mortgage loans
   held-for-sale...........     80,074        65,240         24,041         90,446         42,904         10,424          8,123
Total deposits.............  4,751,593     3,529,196      3,876,621      3,089,124      2,314,636      1,826,576      1,463,622
Notes payable..............      1,000        26,000         26,000         44,025         46,575         27,575          8,350
Subordinated notes.........     50,000        50,000         50,000         25,000             --             --             --
Long term debt - trust
   preferred securities....    146,465        76,512         96,811         50,894         51,050         51,050         31,050
Total shareholders'
   equity..................    430,153       299,874        349,837        227,002        141,278        102,276         92,947

(See footnotes on following page)

                                      S-11

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                            ------------------------     ----------------------------------------------------------------------
                              2004(1)       2003(2)        2003(2)        2002(3)        2001           2000           1999
                            ----------    ----------     ----------     ----------     ----------     -----------    ----------
SELECTED FINANCIAL
   RATIOS AND OTHER
   DATA:
Performance Ratios:
   Net interest
      margin(6)(7)(8)......      3.16%         3.20%          3.20%          3.34%          3.49%           3.66%         3.54%
   Net interest
      spread(6)(9)(10).....      2.95          2.99           2.99           3.06           3.08            3.29          3.23
   Non-interest income
      to average
      assets(6)............      1.58          1.86           1.76           1.89           1.24            0.99          0.66
   Non-interest
      expense to
      average
      assets(4)(6).........      2.83          3.07           2.98           3.30           2.83            3.12          2.65
   Net overhead
      ratio(4)(6)(11)......      1.25          1.21           1.22           1.41           1.59            2.13          2.00
   Efficiency
      ratio(4)(8)(12)......     63.74         64.23          63.52          66.41          63.66           72.33         68.63
   Return on average
      assets(4)(6).........      0.95          0.91           0.93           0.87           0.79            0.60          0.63
   Return on average
      equity(4)(6).........     13.46         14.92          14.36          14.76          15.24           11.51         11.58
   Average
      loan-to-average
      deposit ratio........     88.1          87.1           86.4           88.5           87.4            87.7          86.6
   Dividend payout
      ratio(5)(6)..........      8.8           8.2            8.1            7.5            7.4             8.0            --

Asset Quality Ratios:
   Non-performing
      loans to total
      loans................      0.45%         0.48%          0.72%          0.49%          0.64%           0.63%         0.55%
   Allowance for loan
      losses to:
      Total loans..........      0.79          0.77           0.77           0.72           0.68            0.67          0.69
      Non-performing
        loans..............    175.97        160.33         107.59         146.63         105.63          107.75        126.10
   Net charge-offs to
      average
      loans(4)(6)..........      0.06          0.19           0.18           0.24           0.26            0.24          0.19
   Non-performing
      assets to total
      assets...............      0.33          0.34           0.51           0.34           0.48            0.46          0.41

Other data at end of period:
   Number of banking
      facilities...........        47            32             36             31             29              28            24

------------------
(1) We completed our acquisitions of WestAmerica and Guardian on May 19, 2004, and Northview Financial Corporation on September 30, 2004. The results for the nine months ended September 30, 2004 include the results of WestAmerica and Guardian since the effective date of the acquisition.
(2) We completed our acquisitions of Lake Forest Capital Management Company on February 1, 2003, Advantage on October 1, 2003 and Village on December 5, 2003. The results for the nine months ended September 30, 2003 and year ended December 31, 2003 include the results of the companies acquired as of and since the effective date of the acquisitions only.
(3) We completed our acquisition of the Wayne Hummer Companies effective as of February 1, 2002. The results for the year ended December 31, 2002 include the results of the Wayne Hummer Companies since February 1, 2002.
(4) In 2000, we recorded a $4.3 million pre-tax charge ($2.6 million after-tax) related to a fraudulent loan scheme perpetrated against our premium finance subsidiary. The amount of this charge was not included in loans charged-off because a lending relationship had never been established. In the first quarter of 2002, we recovered $1.25 million (pre-tax) of this amount ($754,000 after-tax), and in the fourth quarter of 2003, we recovered $500,000 (pre-tax) of this amount ($302,000 after-tax).
(5) We declared our first semi-annual dividend payment in January 2000. Dividend data reflected for the interim periods reflect semi-annual, not quarterly, dividends. See "Price Range of Common Stock and Dividend Policy."
(6)      These financial ratios for interim periods have been annualized.
(7) Net interest income on a tax-equivalent basis divided by average interest-earning assets.
(8) See "Supplemental Financial Measures/Ratios" on page S-13 for a reconciliation of net interest income to net interest income on a tax equivalent basis.
(9)      Calculated on a tax-equivalent basis.
(10) Yield earned on average interest-earning assets less rate paid on average interest-bearing liabilities.
(11) Non-interest expense less non-interest income divided by average total assets.
(12) Non-interest expense (excluding non-recurring items) divided by the sum of net interest income on a tax equivalent basis plus non-interest income (excluding securities gains and losses).

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

         Certain non-GAAP (generally accepted accounting principles in the United States) performance measures and ratios are used by management to evaluate and measure our performance. These include tax-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of our financial information a more accurate view of the performance of the interest-earning assets and interest-bearing liabilities and of our operating efficiency for comparative purposes than the most directly comparable GAAP measures. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the nine months ended September 30, 2004 and 2003, and for the years ended December 31, 1999 through 2003.

         Management reviews yields on certain asset categories and the net interest margin of the company and our banking subsidiaries on a fully tax-equivalent basis or "FTE." In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a tax-equivalent basis is also used in the calculation of our efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total tax-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

         The following table reconciles the GAAP calculations to the financial measures and ratios used by management as discussed above.

                                         NINE MONTHS ENDED
                                            SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                      -----------------------   ---------------------------------------------------------
                                         2004          2003        2003        2002       2001         2000       1999
                                      ----------   ----------   ---------  ----------  ----------   ---------   ---------
                                                                              (DOLLARS IN THOUSANDS)
(A) INTEREST INCOME (GAAP).......     $  184,683   $  148,977   $ 203,991  $  182,233  $  166,455   $ 148,184   $ 109,331
    FTEA - Loans(1)..............            330          375         474         685         793         518         259
    FTEA - Liquidity
       management assets(1)......            173          180         236         209          65          48          15
    FTEA - Other earning
       assets(1).................             39           50          67          --          --          --          --
                                      ----------   -- -------   ---------  ----------  ----------   ---------   ---------
    Interest income - FTE........        185,225      149,582     204,768     183,127     167,313     148,750     109,605
(B) INTEREST EXPENSE (GAAP)......         72,364       62,154      83,499      84,105      92,441      87,184      61,597
                                      ----------   -- -------   ---------  ----------  ----------   ---------   ---------
    Net interest income - FTE....     $  112,861   $   87,428   $ 121,269  $   99,022  $   74,872   $  61,566   $  48,008
                                      ----------   -- -------   ---------  ----------  ----------   ---------   ---------
(C) NET INTEREST INCOME
    (GAAP)(A MINUS B)............     $  112,319   $   86,823   $ 120,492  $   98,128  $   74,014   $  61,000   $  47,734
(D) NET INTEREST MARGIN
    (GAAP).......................           3.14%        3.18%       3.18%       3.31%       3.45%       3.63%       3.52%
    Net interest margin - FTE....           3.16         3.20        3.20        3.34        3.49        3.66        3.54
(E) EFFICIENCY RATIO (GAAP)......          63.94        64.50       63.78       66.79       64.19       72.85       68.96
    Efficiency ratio - FTE.......          63.74        64.23       63.52       66.41       63.66       72.33       68.63

------------------
(1) FTEA = Fully tax-equivalent adjustment based on an assumed marginal federal tax rate of 35%.

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as the risk factors beginning on page 4 of the accompanying prospectus before you decide to buy our common stock. You should also consider the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISKS RELATED TO THE OFFERING

SETTLEMENT PROVISIONS CONTAINED IN THE FORWARD SALE AGREEMENT SUBJECT US TO CERTAIN RISKS.

         The purchaser under the forward sale agreement will have the right to require us to physically settle the forward sale agreement with shares of our common stock on a date specified by the purchaser if, among other things, (1) in its judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under the forward sale agreement or it is commercially impracticable or economically unfeasible to do so or the cost of borrowing the stock has increased above a specified amount, (2) the closing price of our common stock is equal to or less than $30.00 per share on any trading day or (3) we declare certain dividends or distributions on shares of our common stock. The purchaser's decision to exercise its right to require us to physically settle the forward sale agreement will be made irrespective of our need for capital. Delivery of such shares would result in dilution to our earnings per share and return on equity. See "Underwriting--Forward Sale Agreement."

         Except under limited circumstances described above, we have the right to elect cash or net stock settlement under the forward sale agreement. In that event, we would expect the purchaser or one of its affiliates under the forward sale agreement to purchase up to 1,200,000 shares of our common stock in secondary market transactions to close out its short position. If the price of our common stock is above the forward sale price, we would pay the purchaser under the forward sale agreement an amount in cash (if we cash settle) equal to the difference or deliver a number of shares of our common stock (if we net stock settle) having a market value equal to the difference. We may also have to make the forward purchaser whole in the event of a tender offer or acquisition of our shares. Any such difference could be significant.

THERE IS FLUCTUATION IN THE TRADING MARKET FOR OUR COMMON STOCK; YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.

         The price of our shares of common stock subject to this offering may be greater than the market price for our common stock following the offering. The price of our common stock has been, and will likely continue to be, subject to fluctuations based on, among other things, changes in earnings estimates by securities analysts, material announcements by us or our competitors, governmental regulatory action, the inability to close pending transactions, the liquidity of the market for our common stock, economic and market conditions for banks and other financial services companies and the stock market in general, as well as changes in investor perceptions of our company. Over the past several years, the stock market has experienced significant price and volume fluctuations that have affected market prices of smaller capitalization companies and that sometimes have been unrelated to the operating performance of such companies. In addition, our operating results may be below the expectations of securities analysts and investors. In such event, the price of our common stock would likely decline, perhaps substantially.

         Our common stock is traded on the Nasdaq National Market under the symbol "WTFC". The maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker, and there can be no assurance that our shareholders will be able to sell their shares at or above the offering price. A number of shares of our common stock are covered by resale registration statements. We estimate that there are currently approximately up to 1,075,000 of those shares outstanding that have not yet been resold. These remaining shares may be freely sold from time to time in the market. The market price of our common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of our shares.

OUR ABILITY TO UNDERTAKE FUTURE SALES OR DISTRIBUTIONS OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, IRRESPECTIVE OF OUR FINANCIAL PERFORMANCE.

         The sale of a substantial number of shares of our common stock into the public market, or the availability of these shares for future sale, could adversely affect the market price of our common stock and could impair our ability to obtain additional capital in the future through an offering of equity securities at a time or at a price we deem appropriate. We have a currently effective shelf registration statement permitting the public sale of up to $200 million of our securities, including the common stock offered hereby. We may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. Any such offering would dilute your ownership interest in us and our per share earnings.

FUTURE POTENTIAL DEBT OR PREFERRED STOCK ISSUANCE MAY NEGATIVELY IMPACT HOLDERS OF COMMON STOCK.

         If at some point in the future we choose to issue additional debt and/or preferred securities, these securities will have a senior claim on our assets relative to common shareholders. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our debt and preferred obligations in full before making any distributions to common shareholders. In this event, it might be possible that a common shareholder will not recover his original investment.

OUR SHAREHOLDER RIGHTS PLAN AND PROVISIONS IN OUR ARTICLES OF INCORPORATION AND OUR BY-LAWS MAY DELAY OR PREVENT AN ACQUISITION OF US BY A THIRD PARTY.

         Our board of directors has implemented a shareholder rights plan. The rights, which are attached to our shares of common stock and trade together with our common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for our shares without negotiating with our board of directors or to launch a proxy contest or to acquire control of a larger block of our shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our board of directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent directors and key management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

         Our articles of incorporation and by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire us without the consent of our board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions.

         These provisions of our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.

RISKS RELATED TO OUR BUSINESS

WE COULD ENCOUNTER DIFFICULTIES OR UNEXPECTED DEVELOPMENTS RELATED TO OUR RECENT AND ANY FUTURE ACQUISITIONS.

         We recently completed our acquisitions of WestAmerica, its affiliate Guardian, Northview Financial and Town, and are currently in the process of integrating those businesses into our organization. While we expect this process will go smoothly, to the extent we experience any significant difficulties or challenges with this integration, our business may be adversely impacted.

         Our pending acquisition of Antioch is currently expected to close early in the first quarter of 2005, and our pending acquisition of First Northwest is currently expected to close late in the first quarter or early in the second quarter 2005. The Antioch acquisition is subject to both Federal and state bank regulatory approvals. The First Northwest acquisition remains subject to approval by both Federal and state regulatory agencies and First Northwest's shareholders. There can be no assurances that we will receive the necessary approvals for these acquisitions, or as to the timing of such approvals. We may not be successful in completing the acquisitions as planned if, for example, the closing conditions for either acquisition are not met. If we do complete the acquisitions, we may be adversely impacted if we have difficulty integrating either bank into our organization or if the composition or quality of either bank's assets or liabilities that we acquire differ significantly from our expectations. In addition, our net income and earnings per share could be adversely impacted if we incur greater than anticipated costs associated with operating either bank, if we have difficulty retaining key personnel at either bank, or if we are unable to grow the businesses of either bank as contemplated.

         We plan to continue to pursue potential acquisitions of other community-oriented banks as well as additional specialty lending and related financial services businesses which could also present challenges relating to the integration of the operations of acquired businesses into our organization. To the extent acquisitions divert a significant amount of management time and attention, our business could be disrupted and, despite our efforts, our corporate infrastructure may be unable to keep pace with the growth in charters and locations.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY.

         Our financial results have been and will continue to be impacted by our strategy of de novo bank formations and branch openings. We have employed this strategy to build an infrastructure that management believes can support additional internal growth in our banks' respective markets. We opened our eighth de novo bank in April 2004, and expect to undertake additional de novo bank formations or branch openings as we expand into additional communities in and around Chicago and Southeast Wisconsin. Based on our experience, management believes that it generally takes from 13 to 24 months for de novo banks to first achieve operational profitability, depending on the number of banking facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time we have historically experienced for new banks and/or banking facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent we undertake additional de novo bank, branch and business formations, our level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and we are likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than we expected or than our experience has shown.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Retention of senior managers and appropriate succession planning will continue to be critical to the successful implementation of our strategies. We have entered into more than 70 employment contracts with our executive officers and certain senior officers who we consider to be key employees. It is also important as we grow to be able to attract and retain additional qualified senior and middle management. We maintain a limited number of key-man life insurance policies and maintain bank-owned life insurance policies on most of our executive and senior officers to offset liabilities under employment contracts. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We are subject to extensive federal and state legislation, regulation and supervision. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have or may have a significant impact on the financial services industry. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and the adequacy of our allowance for loan losses. Recent legislative and regulatory changes, as well as changes in regulatory enforcement policies and capital adequacy guidelines, are increasing our costs of doing business and, as a result, may create an advantage for our competitors who may not be subject to similar legislative and regulatory requirements. In addition, future regulatory changes, including changes to regulatory capital requirements, could have an adverse impact on our future results. Self regulatory organizations, such as the New York Stock Exchange and the National Association of Securities Dealers, require our securities brokerage subsidiaries to comply with extensive rules and regulations, and we could be adversely affected by applicable changes in these regulations. Our failure to comply with these regulations and the results of any potential enforcement actions may materially adversely affect our reputation and the value of our securities.

SINCE OUR BUSINESS IS CONCENTRATED IN THE CHICAGO METROPOLITAN AREA, A DOWNTURN IN THE CHICAGO ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

         Currently, our lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Our success depends on the general economic condition of Chicago and its surrounding areas. Declining economic conditions could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES THAT MAY OCCUR IN OUR LOAN PORTFOLIO.

         Our allowance for loan losses is established in consultation with management of our operating subsidiaries and is maintained at a level considered adequate by management to absorb loan and lease losses that are inherent in the portfolios. At September 30, 2004, our allowance for loan losses was 175.97% of total non-performing loans and 0.79% of total loans. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our newer banks is more difficult, and therefore the banks may be more susceptible to changes in loss estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in our existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

OUR PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE US TO SIGNIFICANT LOSSES.

         Of our total loans at September 30, 2004, 19%, or approximately $765 million, were comprised of commercial insurance premium finance receivables that we generated through First Insurance. These loans, intended to enhance the average yield of earning assets of our banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is approximately $30,000.

         Because we conduct lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in our banks. We may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, we recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although we have since enhanced our internal control system at First Insurance, we may continue to be exposed to the risk of significant loss in our premium finance business.

         Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, we have been selling some of the loans First Insurance originates to an unrelated third party. We have recognized gains on the sales of the receivables, and the proceeds of sales have provided us with additional liquidity. Consistent with our strategy to be asset driven, we expect to pursue similar sales of premium finance receivables in the future; however, we cannot assure you that there will continue to be a market for sale of these loans and the extent of our future sales of these loans will depend on the level of new volume growth in relation to our capacity to retain the loans within our subsidiary banks' loan portfolios. Because we have a recourse obligation to the purchaser of premium finance loans that we sell, we could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds our estimate of losses at the time of sale.

OUR STRATEGY OF PURSUING SPECIALTY LENDING NICHES MAY EXPOSE US TO CREDIT RISKS THAT ARE UNIQUE FOR A COMMUNITY BANKING ORGANIZATION OF OUR SIZE.

         At September 30, 2004, 28% of our total loan portfolio consisted of loans we make in what we consider to be specialty lending niches. In addition to our premium finance loans, we engage in indirect auto lending, accounts receivable financing, mortgage broker warehouse lending, loans to condominium, homeowner and community associations, and to a much lesser extent, medical and municipal equipment leasing and small aircraft lending.

         Our portfolio of automobile loans are originated indirectly through unaffiliated automobile dealers located throughout the Chicago metropolitan area. At September 30, 2004, our indirect auto loans were approximately $178 million and comprised approximately 4% of our loan portfolio. Because we are lending through third-party originators, our indirect auto portfolio may be relatively riskier than direct consumer lending. Because the indirect auto loan industry is highly competitive, the cost of collection and repossession of the underlying collateral may significantly reduce the profitability of this portfolio, particularly in a recessionary environment.

         Through Tricom, we finance payrolls of companies engaged in the temporary staffing business. At September 30, 2004, these finance receivables totaled approximately $31 million and represented approximately 1% of our loan portfolio. The principal source of repayments on the loans we make in this niche are payments to our borrowers from their customers who are located throughout the United States. While we employ lockboxes and other cash management techniques to protect our interests, to the extent third parties fail to pay or fraudulently engage in the conversion of funds through misuse or nonuse of the lockbox or the creation of ghost payrolls, we may suffer losses.

         Our lease financing niche may involve a higher degree of credit risk than mortgage or consumer lending due primarily to the potential for relatively rapid depreciation of medical equipment and other assets securing leases. Similarly, in the event of a default of loans originated in our aircraft lending program, the marketability of the collateral may make it more difficult to convert this collateral to cash, especially in an adverse economic environment. In our condominium and homeowner association lending niche, we may face difficulties in securing repayment from our association borrowers to the extent they are unable to collect assessments from their members, and we may suffer losses if we are unable to enforce liens against homeowner properties.

OUR WEALTH MANAGEMENT BUSINESSES ARE VULNERABLE TO FLUCTUATIONS IN THE TRADING VOLUME AND PRICE LEVELS OF SECURITIES; WE FACE STRONG COMPETITION FOR NEW BROKERS WE SEEK TO HIRE.

         The results of our wealth management subsidiaries depend heavily on conditions in the financial markets and on economic conditions generally, both domestically and abroad. Because currently a significant portion of our revenue in these businesses is derived from commissions, margin interest revenue and principal transactions, declines in stock prices, trading volumes or liquidity could result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our brokerage clients to fulfill their credit obligations, which could adversely affect our results.

         The success of the strategy we are pursuing to grow our wealth management business is largely dependent on our ability to identify, hire and retain talented securities brokers with investment services experience. We face strong competition for qualified brokers, and many potential candidates are subject to restrictive covenants with existing employers. If we are unable to significantly increase the size of our investment services sales force as planned, we may have difficulty attracting new accounts and increasing assets under management and may be unable to improve the profitability of this segment of our business.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in interest rates may influence the growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, the volume of loan originations in our mortgage banking business and the value that we can recognize on the sale of mortgage loans in the secondary market. We expect the results of WestAmerica, our newly acquired mortgage banking business, in selling loans into the secondary market will be impacted during periods of rising interest rates. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected.

         The success of our covered call and put option program, which we have used in effect to hedge our interest rate risk, may also be affected by changes in interest rates. With the relatively low interest rates that prevailed over the last three years, we have been able to augment the total return of our investment securities portfolio by selling put options and call options on fixed-income securities we own. We recorded fee income of approximately $8 million during 2003, compared to approximately $6 million in 2002 from premiums earned on these option transactions. During the first nine months of 2004, we recorded fee income of approximately $7 million on these transactions. In a rising interest rate environment, particularly if interest rates continue to increase, the amount of premium income we earn on these transactions will likely decline. Our opportunities to sell covered call options may be limited in the future if rates continue to rise.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         The financial services business is highly competitive, and we encounter strong direct competition for deposits, loans and other financial services in all of our market areas. In recent years, several major bank holding companies have entered or expanded into the Chicago metropolitan market, and are pursuing aggressive branching initiatives in the area. Generally, these financial institutions are significantly larger than we are and have greater access to capital and other resources. Our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

                                 USE OF PROCEEDS

         We will not initially receive any proceeds from the sale of shares of common stock in this offering. If we elect to settle the forward sale agreement at the initial forward sale price of $55.93 per share (which reflects a reduction for the underwriting discount) entirely with shares of our common stock, we expect to receive net proceeds of approximately $67.1 million
($77.2 million if the over-allotment option is exercised in full). We intend to use the net proceeds that we receive upon settlement of the agreement to fund a portion of the purchase price for our acquisitions of Antioch and First Northwest and for general corporate purposes. See "Underwriting--Forward Sale Agreement."

                                 CAPITALIZATION

         The following table sets forth our total indebtedness and capitalization at September 30, 2004, on an historical basis and as adjusted to give effect to our receipt of the estimated net proceeds from the settlement of the forward sale agreement with shares of our common stock at the initial forward price as described in this prospectus supplement (assuming no exercise of the underwriters' over-allotment option) as if such settlement had been consummated on September 30, 2004. This data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The following table does not give effect to our acquisition of Town Bankshares Ltd., which was consummated on October 15, 2004, or to either of our two pending acquisitions. See "Prospectus Supplement Summary--Recent Developments."

                                                                                          SEPTEMBER 30, 2004
                                                                                       ------------------------
                                                                                         ACTUAL     AS ADJUSTED
                                                                                       ----------   -----------
                                                                                        (DOLLARS IN THOUSANDS)
INDEBTEDNESS:
Other borrowings (including securities sold under agreements to repurchase,
   federal funds purchased and Federal Home Loan Bank advances).................        $308,147       $308,147
Notes payable under revolving credit line with an unaffiliated commercial bank..           1,000          1,000
Subordinated notes..............................................................          50,000         50,000
Long-term debt--trust preferred securities(1)...................................         142,050        142,050
                                                                                        --------       --------
   Total indebtedness...........................................................         501,197        501,197
                                                                                        --------       --------
SHAREHOLDERS' EQUITY:
Preferred stock, no par value; 20,000,000 shares authorized, of which 100,000 shares are designated Junior Serial Preferred Stock A; no shares
   issued and outstanding.......................................................              --             --
Common stock, no par value; 30,000,000 shares authorized; 21,064,496 shares issued and outstanding; 22,264,496 shares issued and outstanding as
   adjusted(2)..................................................................          21,064         22,264
Surplus.........................................................................         287,547        353,238
Common stock warrants(3)........................................................             993            993
Retained earnings...............................................................         125,395        125,395
Accumulated other comprehensive loss............................................          (4,846)        (4,846)
                                                                                        --------       --------
   Total shareholders' equity...................................................         430,153        497,044
                                                                                        --------       --------
   Total capitalization.........................................................        $931,350       $998,241
                                                                                        ========       ========
CAPITAL RATIOS:
Leverage ratio(4)...............................................................             9.0%          10.2%
Tier 1 capital ratio............................................................             9.9           11.3
Total risk-based capital ratio..................................................            11.6           13.0

------------------
(1) Excludes $4.4 million of our long-term indebtedness related to the common securities of our capital trust subsidiaries; also excludes $51.5 million of additional long-term debt--trust preferred securities (including $1.5 million relating to the common securities of the trust) we issued on December 13, 2004.
(2) Does not include 3,136,835 shares subject to options and restricted stock unit awards outstanding at September 30, 2004, with a weighted average exercise price of $21.09.
(3) Represents warrants to purchase 150,695 shares of our common stock with a weighted average exercise price of $18.15; the warrants expire between December 31, 2004 and February 4, 2013.
(4) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is traded on the Nasdaq National Market under the symbol "WTFC". The following table sets forth the high and low sales prices reported on the Nasdaq National Market for our common stock for the periods indicated and the semi-annual dividends paid by us during such periods. The following information gives effect to a 3-for-2 stock split effective as of March 14, 2002.

                                             HIGH        LOW        DIVIDEND
                                            ------      ------      --------
2004
----
First Quarter............................   $50.44      $41.85       $0.100
Second Quarter...........................    50.80       45.18           --
Third Quarter............................    58.42       49.82        0.100
Fourth Quarter (through December 13,
   2004).................................    63.39       54.33           --

2003
----
First Quarter............................   $33.65      $27.19       $0.080
Second Quarter...........................    32.40       27.74           --
Third Quarter............................    38.89       29.30        0.080
Fourth Quarter...........................    46.85       37.64           --

2002
----
First Quarter............................   $22.99      $18.33       $0.060
Second Quarter...........................    34.58       22.22           --
Third Quarter............................    36.00       26.54        0.060
Fourth Quarter...........................    32.66       25.45           --

         As of December 13, 2004, there were approximately 1,667 shareholders of record of our common stock.

COMMON STOCK DIVIDEND POLICY

         In January 2000, our board of directors approved the payment of our first semi-annual cash dividend on our common stock. We have continued to pay a semi-annual cash dividend since that time. The final determination of timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon our profitability, financial condition, capital requirements and other relevant factors, including the restrictions described below. We target an earnings retention ratio of approximately 90% to support our continued growth.

         Because the principal source of our income at the holding company level is dividends from our banks, our ability to pay dividends on common stock in the future may be largely dependent on the banks' ability to pay dividends to us. Any payment of dividends by the banks is subject to certain restrictions imposed by federal and state banking laws and regulations.

         Our ability to pay cash dividends on our common stock is also subject to statutory restrictions and restrictions arising under the terms of our outstanding and any future debt securities and trust preferred securities. The terms of such securities generally restrict payment of dividends on common stock until required payments and distributions are made on those securities and may impose additional restrictions in the future. Under applicable corporate law, we are permitted to pay dividends only to the extent of our shareholders' equity. Federal regulation of bank holding companies may also impose restrictions on the ability of a bank holding company to pay dividends.

                                  UNDERWRITING

         RBC Capital Markets Corporation is acting as representative of the underwriters named below. In this offering, an affiliate of RBC Capital Markets Corporation is, at our request, borrowing and selling 1,200,000 shares of our common stock in connection with the execution of a forward sale agreement between us and that affiliate. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, among us, the forward purchaser and underwriters, each underwriter named below has severally agreed to purchase from the forward purchaser, on a firm commitment basis, the number of shares set forth opposite the underwriter's name, subject only to the conditions contained in the underwriting agreement.

                                                              NUMBER
                       UNDERWRITERS                         OF SHARES
--------------------------------------------------------    ---------
RBC Capital Markets Corporation.........................      456,000
Piper Jaffray & Co. ....................................      264,000
Raymond James & Associates, Inc.........................      240,000
Sandler O'Neill & Partners, L.P.........................      120,000
Stifel, Nicolaus & Company, Incorporated................      120,000
                                                            ---------
   Total................................................    1,200,000
                                                            =========

         The underwriting agreement provides that the underwriters' obligation to purchase our common stock from the forward purchaser under the forward sale agreement depends on the satisfaction of the conditions contained in the underwriting agreement, which include:

         o if any shares of common stock are purchased by the underwriters, then all of the shares of common stock the underwriters agreed to purchase must be purchased;

         o the representations and warranties made by us to the underwriters are true;

         o        there is no material change in the financial markets; and

         o        we deliver customary closing documents to the underwriters.

         The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not in excess of $2.14 per share. The underwriters may allow and such dealers may reallow a discount not in excess of $0.10 per share to certain other brokers and dealers. After the offering, the public offering price, concession, discount and other selling terms may be changed by the underwriters.

         The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

OVER-ALLOTMENT OPTION

         The forward purchaser has granted to the underwriters an option to purchase up to an aggregate of 180,000 additional shares of common stock, exercisable solely to cover over-allotments at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

FORWARD SALE AGREEMENT

         We have entered into a forward sale agreement on the date of this prospectus supplement with an affiliate of RBC Capital Markets Corporation, as forward purchaser, relating to 1,200,000 shares of our common stock. In connection with the execution of the forward sale agreement and at our request, such affiliate of RBC Capital Markets Corporation is borrowing and selling in this offering 1,200,000 shares of our common stock. The number of shares subject to the forward sale agreement is subject to increase by up to 180,000 shares if the over-allotment option described above is executed in whole or in part. If, in its sole judgment, the forward purchaser under the forward sale agreement is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date of the offering all of the shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which that forward sale agreement relates will be reduced to the number that the forward purchaser can so borrow and deliver at such a cost. If, in its judgment, the forward purchaser under the forward sale agreement is unable to borrow, at a cost not greater than a specified amount per share, and deliver for sale on the anticipated closing date of the offering any shares of our common stock, then the forward sale agreement will be terminated in its entirety. In the event that the number of shares relating to the forward sale agreement is so reduced, or the forward sale agreement is so terminated, we will issue directly to the underwriters under the underwriting agreement a number of shares of our common stock equal to the number of shares not borrowed and delivered by the forward purchaser, so that the total number of shares offered in this offering is not reduced. In such event, the representative of the underwriters will have the right to postpone the closing date for one day to effect any necessary changes to any documents or arrangements in connection with such closing.

         Prior to settlement under the forward sale agreement, the forward purchaser or another affiliate of RBC Capital Markets Corporation will hold the aggregate net proceeds from the sale of the borrowed shares of our common stock sold in this offering. We will receive the net proceeds from the sale of the borrowed shares of our common stock sold in this offering from the forward purchaser upon settlement of the forward sale agreement if we elect to settle the forward sale agreement with shares of our common stock.

         The forward sale agreement matures on December 17, 2005. The forward sale agreement may be settled in whole or in part at earlier settlement dates to be specified at our discretion. On a settlement date under the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price under the forward sale agreement will initially be $55.93 per share, which is the public offering price of our shares of common stock less the underwriting discount. The forward sale agreement provides that the initial forward sale price per share will be subject to daily adjustment based on a floating interest factor equal to the federal funds rate, less a spread. In addition, on each of February 1, 2005 and August 1, 2005, to the extent not settled in full prior to these dates, the forward sale price will be decreased by $0.12 per share. The forward sale price will also be subject to decrease if the cost to the forward purchaser of borrowing our common stock exceeds a specified amount. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price.

         The forward purchaser under the forward sale agreement will have the right to accelerate the forward sale agreement, and in the cases of (1), (2) and
(3) below, require us to physically settle, on a date specified by such forward purchaser if (1) in its judgment, it is unable to continue to borrow a number of shares of our common stock equal to the number of shares to be delivered by us under the forward sale agreement or the cost of borrowing the common stock has increased above a specified amount, (2) the closing price of our common stock is equal to or less than $30.00 per share on any trading day, (3) we declare any dividend or distribution on shares of our common stock payable in (i) cash in excess of a specified amount, (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price in such forward purchaser's judgment, (4) our board of directors votes to approve a merger or takeover of us or other similar transaction that would require our shareholders to exchange their shares of common stock for cash, securities or other property, or (5) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement or delisting of our common stock from the Nasdaq National Market. The forward purchaser's decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our need for capital. In the event that we elect or are required to settle the forward sale agreement with shares of our common stock, delivery of such shares would result in dilution to our earnings per share and return on equity. In the event that we receive proceeds from the settlement of the forward sale agreement under these circumstances and our pending acquisitions of either Antioch or First Northwest do not close, we would consider our options with respect to the application of such proceeds at such time, taking into account the amounts received and our prevailing capital requirements and investment alternatives.

         We have the right to elect cash or net share settlement under the forward sale agreement. Although we expect to settle the forward sale agreement entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to cash or net share settle. For example, we may conclude that it is in our interest to cash or net share settle if we have no current use for all or a portion of the net proceeds. In the event that we elect to cash or net share settle, the settlement amount will be equal to the then applicable forward sale price minus the average price of the shares purchased by the forward purchaser in order to close out its trading activities related to the forward sale agreement times the number of shares being settled. If this settlement amount is a negative number, we would, if we cash settle, pay the purchaser that amount in cash, or if we net share settle, deliver a number of shares of our common stock having a market value equal to that amount. If the settlement amount is a positive number, the forward purchaser would pay us, if we cash settle, that amount in cash, or if we net share settle, in shares of our common stock. We would expect the forward purchaser or one of its affiliates to purchase shares of our common stock in secondary market transactions for delivery to stock lenders in order to close out its short position.

UNDERWRITING DISCOUNT

         The following table shows the underwriting discount to be paid to the underwriters in connection with this offering. The initial forward sale price to be paid to us under the forward sale agreement reflects a reduction for this underwriting discount. This information assumes (a) either no exercise or full exercise by the underwriters of their over-allotment option and (b) that the forward sale agreement is settled based upon the aggregate initial forward sale price of $55.93, without reference to the adjustments described above. Based on these assumptions, we would receive proceeds of $67.1 million (or $77.2 million if the over-allotment option is executed in full), net of the underwriting discount and offering expenses, subject to certain adjustments as described above, upon settlement of the forward sale agreement. We estimate that our portion of the total expenses of this offering, net of the underwriting discount, will be $225,000.

                                                                         TOTAL
                                                ---------------------------------------------------
                                                                                           FULL
                                                   PER SHARE          NO EXERCISE        EXERCISE
                                                ---------------    ----------------    ------------
Public Offering Price......................         $59.50            $71,400,000      $82,110,000
Underwriting Discount......................         $ 3.57            $ 4,284,000      $ 4,926,600

LOCK-UP AGREEMENTS

         We and our executive officers and directors have agreed under lock-up agreements, subject to certain exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock without the prior written consent of RBC Capital Markets Corporation on behalf of the underwriters for a period of 90 days from the date of this prospectus supplement. RBC Capital Markets Corporation may consent to release some of our executive officers and directors from these restrictions at any time, without notice.

         In addition, we have agreed that, except under (1) a publicly announced stock repurchase program, (2) our stock option plan, (3) our employee stock purchase plan or (4) our directors deferred fee and stock plan, we will not for a period of 180 days after the date of this prospectus supplement, without the prior written consent of RBC Capital Markets Corporation on behalf of the underwriters, purchase, redeem or call for redemption, or prepay or give notice of prepayment (or announce any redemption or call for redemption, or any prepayment or notice of prepayment) of, any of our securities.

INDEMNITY

         We have agreed to indemnify the forward purchaser and underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the forward purchaser or underwriters may be required to make for these liabilities.

STABILIZATION

         In connection with the offering, RBC Capital Markets Corporation, on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of our common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market, while the offering is in progress.

         The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from other broker-dealers participating in the offering when the representatives repurchase shares originally sold by the broker-dealer in order to cover short positions or make stabilizing purchases.

         Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, the underwriters may discontinue them at any time.

         In addition, in connection with this offering, some underwriters may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, the underwriters may discontinue them at any time.

NASDAQ NATIONAL MARKET LISTING

         Our common stock is quoted on the Nasdaq National Market under the symbol "WTFC".

OFFERS IN THE UNITED KINGDOM

         Each underwriter has agreed that:

         o it has not offered or sold and, prior to the expiry of the six months from the completion of the offering, will not offer or sell our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

         o it has complied or will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom; and

         o it has communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which section 21(l) of the FSMA does not apply to us or in accordance with one of the applicable exemptions to Section 21 of the FSMA.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

         No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

         Purchasers of our common stock offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

ELECTRONIC PROSPECTUS DELIVERY

         A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. The representative may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representative will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus.

OTHER RELATIONSHIPS

         Certain representatives of the underwriters or their affiliates have performed and may in the future perform investment banking and other financial services for us and our affiliates for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. As discussed above, an affiliate of RBC Capital Markets Corporation has entered into the forward sale agreement described above under "--Forward Sale Agreement."

DISCRETIONARY SHARES

         The underwriters have informed us that they do not intend to confirm sales to any discretionary account without the prior written approval of the customer in compliance with NASD Rule 2720(l).


                                  LEGAL MATTERS

         Certain legal matters relating to the common stock offered by this prospectus supplement and accompanying prospectus have been passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois. Certain legal matters have been passed upon for the underwriters by Jones Day, Chicago, Illinois.


                                     EXPERTS

         The consolidated financial statements and schedule of Wintrust Financial Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in Wintrust Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


                       DOCUMENTS INCORPORATED BY REFERENCE

         We incorporate by reference into this prospectus supplement and accompanying prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus.

         Some of the information contained in this prospectus supplement and the accompanying prospectus updates and supercedes the information incorporated by reference, and some information that we file subsequently with the SEC will automatically update this prospectus supplement and the accompanying prospectus. In addition to the documents identified in the accompanying prospectus under "Documents Incorporated By Reference," we incorporate by reference the documents listed below:

         o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 9, 2004 (File No. 0-21923);

         o our Current Reports on Form 8-K filed with the SEC on October 15, 2004 (File No. 0-21923);

         o our Current Report on Form 8-K filed with the SEC on November 17, 2004 (File No. 0-21923); and

         o our Current Reports on Form 8-K filed with the SEC on December 14, 2004 (File No. 0-21923).

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the time that all of the shares offered by this prospectus supplement are sold. You can also find more information about us from the sources described under "Where You Can Find More Information" and "Documents Incorporated By Reference" in the accompanying prospectus.

PROSPECTUS

                      WINTRUST FINANCIAL CORPORATION [LOGO]
                                 DEBT SECURITIES
                                      UNITS
                                    WARRANTS
                               PURCHASE CONTRACTS
                                 PREFERRED STOCK
                                  COMMON STOCK


                            WINTRUST CAPITAL TRUST VI
                           TRUST PREFERRED SECURITIES
         (FULLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS,
                             AS DESCRIBED HEREIN, BY

                         WINTRUST FINANCIAL CORPORATION)
                               __________________

         Wintrust Financial Corporation may offer from time to time debt securities, units, warrants, preferred stock and common stock, and Wintrust Capital Trust VI may offer from time to time trust preferred securities, or any combination of such securities. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

         You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities.

         Our common stock is traded on the Nasdaq National Market under the symbol "WTFC".

                               __________________

         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               __________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED OBLIGATIONS OF WINTRUST FINANCIAL CORPORATION. THESE SECURITIES ARE NOT ISSUED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               __________________

October 6, 2004


                                TABLE OF CONTENTS
                                                                                                               PAGE
Important Notice to Readers.....................................................................................ii
Special Note Regarding Forward-Looking Statements...............................................................ii
Prospectus Summary...............................................................................................1
Risk Factors.....................................................................................................4
Use of Proceeds..................................................................................................9
Ratio of Earnings to Fixed Charges...............................................................................9
Description of Debt Securities...................................................................................9
Description of Purchase Contracts...............................................................................17
Description of Units............................................................................................18
Description of Warrants.........................................................................................18
Description of Capital Stock....................................................................................20
Global Securities...............................................................................................29
Description of the Trust........................................................................................30
Description of the Trust Preferred Securities...................................................................32
Description of the Junior Subordinated Debentures...............................................................44
Description of the Guarantee....................................................................................50
Relationship Among the Trust Preferred Securities, the Debentures and the Guarantee.............................53
Book-Entry Issuance.............................................................................................54
Plan of Distribution............................................................................................56
Legal Matters...................................................................................................59
Experts  .......................................................................................................59
Where You Can Find More Information.............................................................................59
Documents Incorporated by Reference.............................................................................59

                           IMPORTANT NOTICE TO READERS

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $200,000,000, in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information.

         You should rely only on the information contained in or incorporated by reference in this prospectus or supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities is permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

                                ________________

         In this prospectus, we use the terms "we," "us" and "our" to refer to Wintrust Financial Corporation and the trust. We use the term "Wintrust" to refer to Wintrust Financial Corporation and, unless the context indicates otherwise, we use the term "trust" to refer to Wintrust Capital Trust VI.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things, statements relating to our projected growth, anticipated improvements in financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisition of banks, wealth management entities, specialty finance businesses or fee-related business.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "Risk Factors" section beginning on page 4 and in a supplemental prospectus.

         Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

                               PROSPECTUS SUMMARY

         This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the "Risk Factors" section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

ABOUT WINTRUST FINANCIAL CORPORATION

         We are a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $5.33 billion at June 30, 2004. We currently operate ten community banks, all located in the Chicago metropolitan area. These banks provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 42 banking facilities as of June 30, 2004. Each of our banks provides a full complement of commercial and consumer loan and deposit products and services. We provide wealth management services through our trust company, investment adviser and broker-dealer subsidiaries to customers primarily located in the Midwest, as well as to customers of our banks. In addition, we are involved in specialty lending through operating subsidiaries or divisions of certain of our banks. Our specialty lending niches include commercial insurance premium finance; accounts receivable financing and administrative services to the temporary staffing industry; and indirect auto lending in which we purchase loans through Chicago-area automobile dealerships. Our common stock trades on the Nasdaq National Market under the symbol "WTFC".

         Our principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045-1951, and our telephone number is (847) 615-4096. Our website address is www.wintrust.com. Information in our website is not a prospectus and does not constitute a part of this prospectus.

THE SECURITIES WE MAY OFFER

         We may use this prospectus to offer up to $200,000,000 aggregate amount of securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in "Risk Factors". We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

         We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

DEBT SECURITIES

         Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

         The debt securities will be issued under an indenture between us and BNY Midwest Trust Company, as trustee. We have summarized the general features of the indenture under the heading "Description of Debt Securities." We encourage you to read the indenture, a form which is an exhibit to our registration statement.

PURCHASE CONTRACTS

         We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

UNITS

         We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

WARRANTS

         We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

PREFERRED STOCK

         We may sell our preferred stock, no par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights of the shares of the series, whether or not and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

COMMON STOCK

         We may sell our common stock, no par value per share, and the associated preferred stock purchase rights. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

ABOUT WINTRUST CAPITAL TRUST VI

         The trust is a newly formed financing subsidiary of Wintrust. Upon issuance of trust preferred securities, the purchasers will own all of the issued and outstanding trust preferred securities of the trust.

In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

         o        issuing the trust preferred securities to the public for cash;

         o        issuing the common securities to us;

         o investing the proceeds from the sale of its preferred and common securities in an equivalent amount of junior subordinated debentures to be issued by us; and

         o engaging in activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

         A detailed description of the general terms of the trust preferred securities is set forth in "Description of the Trust Preferred Securities" and the applicable prospectus supplement will set forth the specific terms of any trust preferred securities.

                                  RISK FACTORS

         You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before you decide to buy our securities. Additional risks, including those that relate to any particular offering, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In addition, please read "Special Note About Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

         DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY.

         Our financial results have been and will continue to be impacted by our strategy of de novo bank formations and branch openings. We have employed this strategy to build an infrastructure that management believes can support additional internal growth in our banks' respective markets. We opened our eighth de novo bank in April 2004, and expect to undertake additional de novo bank formations or branch openings as we expand into additional communities in and around Chicago and Southeast Wisconsin. Based on our experience, management believes that it generally takes from 13 to 24 months for new banks to first achieve operational profitability, depending on the number of branch facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time we have historically experienced for new banks and/or branch facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent we undertake additional de novo bank, branch and business formations, our level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and we are likely to continue to experience the effects of higher expenses relative to operating income from the new operations. These expenses may be higher than we expected or than our experience has shown.

         WE COULD ENCOUNTER DIFFICULTIES OR UNEXPECTED DEVELOPMENTS RELATED TO OUR RECENT AND ANY FUTURE ACQUISITIONS.

         We recently completed our acquisitions of WestAmerica and Guardian and Northview Financial, and are currently in the process of integrating those businesses into our organization. While we expect this process will go smoothly, to the extent we experience any significant difficulties or challenges with this integration, our business may be adversely impacted.

         Our pending acquisition of Town Bankshares is currently expected to close by the end of 2004. The acquisition has received both Federal and state regulatory approvals and we expect to receive approval by the Town Bankshares shareholders at a special meeting to be held on October 12, 2004. There can be no assurances that Wintrust will receive such approval. We may not be successful in completing the acquisition as planned if, for example, all of the closing conditions are not met. If we do complete the acquisition, we may be adversely impacted if we have difficulty integrating the bank into our organization or if the composition or quality of the bank's assets or liabilities that we acquire differ significantly from our expectations. In addition, our net income and earnings per share could be adversely impacted if we incur greater than anticipated costs associated with operating this bank, if we have difficulty retaining key personnel at the banks, or if we are unable to grow the businesses of the bank as contemplated.

         We plan to continue to pursue potential acquisitions of other community-oriented banks as well as additional specialty lending and related financial services businesses which could also present challenges relating to the integration of the operations of acquired businesses into our organization. To the extent acquisitions divert a significant amount of management time and attention, our business could be disrupted.

         WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Retention of senior managers and appropriate succession planning will continue to be critical to the successful implementation of our strategies. We have entered into more than 70 employment contracts with our executive officers and certain senior officers who we consider to be key employees. It is also important as we grow to be able to attract and retain additional qualified senior and middle management. We maintain a limited number of key-man life insurance policies and maintain bank-owned life insurance policies on most of our executive and senior officers to offset liabilities under employment contracts. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

         OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES THAT MAY OCCUR IN OUR LOAN PORTFOLIO.

         Our allowance for loan losses is established in consultation with management of our operating subsidiaries and is maintained at a level considered adequate by management to absorb loan and lease losses that are inherent in the portfolios. At June 30, 2004, our allowance for loan losses was 191.34% of total non-performing loans and 0.76% of total loans. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our newer banks is more difficult, and therefore the banks may be more susceptible to changes in loss estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in our existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

         OUR PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE US TO SIGNIFICANT LOSSES.

         Of our total loans at June 30, 2004, 21%, or $790.9 million, were comprised of commercial insurance premium finance receivables that we generated through First Insurance. These loans, intended to enhance the average yield of earning assets of our banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is approximately $30,000.

         Because we conduct lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in our banks. We may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, we recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although we have since enhanced our internal control system at First Insurance, we may continue to be exposed to the risk of significant loss in our premium finance business.

         Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, we have been selling some of the loans First Insurance originates to an unrelated third party. We have recognized gains on the sales of the receivables, and the proceeds of sales have provided us with additional liquidity. Consistent with our strategy to be asset driven, we expect to pursue similar sales of premium finance receivables in the future; however, we cannot assure you that there will continue to be a market for sale of these loans and the extent of our future sales of these loans will depend on the level of new volume growth in relation to our capacity to retain the loans within our subsidiary banks' loan portfolios. Because we have a recourse obligation to the purchaser of premium finance loans that we sell, we could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds our estimate of losses at the time of sale.

         OUR STRATEGY OF PURSUING SPECIALTY LENDING NICHES MAY EXPOSE US TO CREDIT RISKS THAT ARE UNIQUE FOR A COMMUNITY BANKING ORGANIZATION OF OUR SIZE.

         At June 30, 2004, 32% of our total loan portfolio consisted of loans we make in what we consider to be specialty lending niches. In addition to our premium finance loans, we engage in indirect auto lending, accounts receivable financing, mortgage broker warehouse lending, loans to condominium, homeowner and community associations, and to a much lesser extent, medical and municipal equipment leasing and small aircraft lending.

         Our portfolio of automobile loans are originated indirectly through unaffiliated automobile dealers located throughout the Chicago metropolitan area. At June 30, 2004, our indirect auto loans were $179.8 million and comprised approximately 5% of our loan portfolio. Because we are lending through third-party originators, our indirect auto portfolio may be relatively riskier than direct consumer lending. Because the indirect auto loan industry is highly competitive, the cost of collection and repossession of the underlying collateral may significantly reduce the profitability of this portfolio, particularly in a recessionary environment.

         Through Tricom, we finance payrolls of companies engaged in the temporary staffing business. At June 30, 2004, these finance receivables totaled $28.4 million and represented approximately 1% of our loan portfolio. The principal source of repayments on the loans we make in this niche are payments to our borrowers from their customers who are located throughout the United States. While we employ lockboxes and other cash management techniques to protect our interests, to the extent third parties fail to pay or fraudulently engage in the conversion of funds through misuse or nonuse of the lockbox or the creation of ghost payrolls, we may suffer losses.

         Our lease financing niche may involve a higher degree of credit risk than mortgage or consumer lending due primarily to the potential for relatively rapid depreciation of medical equipment and other assets securing leases. Similarly, in the event of a default of loans originated in our aircraft lending program, the marketability of the collateral may make it more difficult to convert this collateral to cash, especially in an adverse economic environment. In our condominium and homeowner association lending niche, we may face difficulties in securing repayment from our association borrowers to the extent they are unable to collect assessments from their members, and we may suffer losses if we are unable to enforce liens against homeowner properties.

         OUR WEALTH MANAGEMENT BUSINESSES ARE VULNERABLE TO FLUCTUATIONS IN THE TRADING VOLUME AND PRICE LEVELS OF SECURITIES; WE FACE STRONG COMPETITION FOR NEW BROKERS WE SEEK TO HIRE.

         The results of our wealth management subsidiaries depend heavily on conditions in the financial markets and on economic conditions generally, both domestically and abroad. Because currently a significant portion of our revenue in these businesses is derived from commissions, margin interest revenue and principal transactions, declines in stock prices, trading volumes or liquidity could result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our brokerage clients to fulfill their credit obligations, which could adversely affect our results.

         The success of the strategy we are pursuing to grow our wealth management business is largely dependent on our ability to identify, hire and retain talented securities brokers with investment services experience. We face strong competition for qualified brokers, and many potential candidates are subject to restrictive covenants with existing employers. If we are unable to significantly increase the size of our investment services sales force as planned, we may have difficulty attracting new accounts and increasing assets under management and may be unable to improve the profitability of this segment of our business.

         WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in interest rates may influence the growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, the volume of loan originations in our mortgage banking business and the value that we can recognize on the sale of mortgage loans in the secondary market. We expect the results of WestAmerica, our newly acquired mortgage banking business, in selling loans into the secondary market will be impacted during periods of rising interest rates. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected.

         The success of our covered call option program, which we have used in effect to hedge our interest rate risk, may also be affected by changes in interest rates. With the relatively low interest rates that prevailed over the last three years, we have been able to augment the total return of our investment securities portfolio by selling call options on fixed-income securities we own. We recorded fee income of $7.9 million during 2003, compared to $6.0 million in 2002 from premiums earned on these covered call option transactions. During the first six months of 2004, we recorded fee income of $4.6 million on these transactions. In a rising interest rate environment, particularly if interest rates continue to increase, the amount of premium income we earn on these transactions will likely decline. Our opportunities to sell covered call options may be limited in the future if rates continue to rise.

         OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         The financial services business is highly competitive, and we encounter strong direct competition for deposits, loans and other financial services in all of our market areas. In recent years, several major bank holding companies have entered or expanded into the Chicago metropolitan market, and are pursuing aggressive branching initiatives in the area. Generally, these financial institutions are significantly larger than we are and have greater access to capital and other resources. Our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

         OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We are subject to extensive federal and state legislation, regulation and supervision. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have or may have a significant impact on the financial services industry. Recent legislative and regulatory changes, as well as changes in regulatory enforcement policies and capital adequacy guidelines, are increasing our costs of doing business and, as a result, may create an advantage for our competitors who may not be subject to similar legislative and regulatory requirements. In addition, future regulatory changes, including changes to regulatory capital requirements, could have an adverse impact on our future results. Self regulatory organizations, such as the New York Stock Exchange and the National Association of Securities Dealers, require our securities brokerage subsidiaries to comply with extensive rules and regulations, and we could be adversely affected by applicable changes in these regulations.

         SINCE OUR BUSINESS IS CONCENTRATED IN THE CHICAGO METROPOLITAN AREA, A DOWNTURN IN THE CHICAGO ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

         Currently, our lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Our success depends on the general economic condition of Chicago and its surrounding areas. Declining economic conditions could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

         OUR SHAREHOLDER RIGHTS PLAN AND PROVISIONS IN OUR ARTICLES OF INCORPORATION AND OUR BY-LAWS MAY DELAY OR PREVENT AN ACQUISITION OF US BY A THIRD PARTY.

         Our board of directors has implemented a shareholder rights plan. The rights, which are attached to our shares of common stock and trade together with our common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for our shares without negotiating with our board of directors or to launch a proxy contest or to acquire control of a larger block of our shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our board of directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent directors and key management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

         Our articles of incorporation and by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire us without the consent of our board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions.

         These provisions of our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.

                                 USE OF PROCEEDS

         Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from any sale of the securities offered hereunder to increase the capital at our banks, to pursue further growth opportunities, including though acquisitions, and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:


                                            (UNAUDITED)
                                         SIX MONTHS ENDED                           FISCAL YEAR
                                         ----------------       --------------------------------------------------
                                         JUNE 30,   JUNE 30,
                                         2004        2003       2003        2002       2001        2000       1999
                                         ----        ----       ----        ----       ----        ----       ----
Ratio of earnings to fixed charges:(1)
   Including deposit interest......      1.82       1.65        1.71        1.51       1.32        1.19       1.23
   Excluding deposit interest......      5.12       4.60        4.82        4.03       4.26        2.93       3.54

________________

(1) Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

         For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

         o income before income taxes and losses from unconsolidated investees; and

         o        fixed charges.

         For purposes of calculating the ratio, fixed charges are the sum of:

         o        interest cost, including interest on deposits; and

         o that portion of rent expense estimated to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

DEBT MAY BE SENIOR OR SUBORDINATED

         We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise included in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our "senior indebtedness," which will be defined in the applicable prospectus supplement. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. Our debt securities will be issued under an indenture, the form of which is included as an exhibit to the registration statement of which this prospectus is a part.

         We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the indenture, including the applicable supplement thereto, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

PAYMENTS

         We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

         Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a discount below their stated principal amount.

TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

         The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

         o classification as senior or subordinated debt securities and the specific designation;

         o        aggregate principal amount, purchase price and denomination;

         o the currency in which the debt securities are denominated and/or in which principal and/or interest, if any, is payable;

         o        date of maturity;

         o the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

         o        the interest payment dates, if any;

         o the place or places for payment of the principal of and any premium and/or interest on the debt securities;

         o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

         o whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

         o whether we will issue the debt securities in definitive form and under what terms and conditions;

         o the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

         o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

         o any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

         o any applicable United States federal income tax consequences, including:

                  o whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

                  o tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

                  o tax considerations applicable to any debt securities denominated and payable in foreign currencies; and

         o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

         Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

         If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Global Securities."

SUBORDINATION PROVISIONS

         Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner stated in the applicable prospectus supplement, to all of our senior indebtedness.

         Unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

         o of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

         o that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

         o that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default and that declaration has not been rescinded and annulled as provided under the applicable supplemental indenture.

COVENANTS RESTRICTING PLEDGES, MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

         Negative Pledge. The supplemental indenture relating to any senior debt securities will provide that we will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance except for liens specifically permitted by the indenture on:

         o the voting securities of Wintrust or any subsidiary succeeding to any substantial part of the business now conducted by Wintrust or any such subsidiary, which we refer to collectively as the "principal subsidiaries," or

         o the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without making effective provisions so that the senior debt securities issued under the indenture will be secured equally and ratably with indebtedness so secured.

         Merger, Consolidation, Sale, Lease or Conveyance. The indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

         o        we will be the continuing corporation; or

         o the successor corporation or person that acquires all or substantially all of our assets:

                  o will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

                  o will expressly assume all of our obligations under the indenture and the debt securities issued under the indenture; and

                  o immediately after the merger, consolidation, sale, lease or conveyance, we or that successor corporation will not be in default in the performance of the covenants and conditions of the indenture.

         Absence of Protections Against All Potential Actions of Wintrust. There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Wintrust or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Wintrust or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

EVENTS OF DEFAULT

         The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

         An "event of default" is defined under the indenture, with respect to any series of debt securities issued under that indenture, as being:

         o default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

         o default for 30 days in payment of any interest on any debt securities of that series;

         o default for 60 days after written notice in the observance or performance of any covenant or agreement in the debt securities of that series or the related indenture (other than a covenant or warranty with respect to the debt securities of that series the breach or nonperformance of which is otherwise included in the definition of "event of default");

         o        specified events of bankruptcy, insolvency or reorganization;

         o failure to make any payment at maturity, including any applicable grace period, on other indebtedness in an amount in excess of $10,000,000 and continuance of that failure for a period of 30 days after written notice of the failure to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of the outstanding debt securities, treated as one class, issued under the indenture;

         o default with respect to any other indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000 without the indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice of the acceleration to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of the outstanding debt securities, treated as one class, issued under the indenture; or

         o any other event of default provided in the supplemental indenture under which that series of debt securities is issued.

         For purposes of the fifth and sixth clauses above, indebtedness means obligations of, or guaranteed or assumed by, Wintrust, other than the debt securities of that series, for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, but does not include non recourse obligations. In addition, if a failure, default or acceleration referred to in the fifth and sixth clauses above ceases or is cured, waived, rescinded or annulled, then the event of default under the applicable indenture caused by that failure, default or acceleration will also be considered cured.

         Acceleration of Debt Securities upon an Event of Default. The indenture provides that:

         o if an event of default (other than events of default relating to certain specified events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of not less than 50% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to Wintrust and to the trustee, if given by security holders, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

         o if an event of default due to specified events of bankruptcy, insolvency or reorganization of Wintrust occurs and is continuing, then the principal of all those debt securities, interest accrued thereon will become immediately due and payable.

                  Annulment of Acceleration and Waiver of Defaults. In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of or interest on the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities.

         Indemnification of Trustee for Actions Taken on Your Behalf. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities, voting as one class, may, with respect to debt securities of that class, direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

         Limitation on Actions by You as an Individual Holder. The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

         o the holder must have previously given written notice to the trustee of the continuing default;

         o the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

         o the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

         o during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

         Annual Certification. The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

         Discharge. Under the indenture, we may discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by depositing with the trustee, in trust, funds in an amount sufficient to pay when due, whether at maturity or upon redemption, the principal of and interest on the debt securities to the stated maturity or redemption date, as the case may be.

         Defeasance and Covenant Defeasance. If the provisions in the indenture relating to defeasance and covenant defeasance are applicable to the debt securities of any series, we may elect either:

         o defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

         o covenant defeasance, which means we may elect to be released from our obligations with respect to the debt securities under specified provisions of the indenture relating to (1) delivery to the trustee of certain reports and certificates, (2) the Company's ability to consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, and (3) any additional covenants contained in a supplemental indenture for a particular series of debt securities or a board resolution or officers' certificate delivered pursuant to the indenture, and any failure to comply with such obligations will not constitute an event of default with respect to the debt securities;

         in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in cash and/or U.S. government obligations, sufficient to make scheduled payments of the principal of and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund payments.

         Defeasance will only be permitted if, among other things:

         o we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

         o        no event of default has occurred or is continuing;

         o the deposit of funds will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

         o        certain other provisions set forth in the indenture are met;

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and

         o in the case of any subordinated debt securities, no event or condition will exist that, pursuant to certain provisions described under "-- Subordination Provisions", would prevent us from making payments of principal of and interest on the subordinated debt securities at the date of the deposit referred to above.

         The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

MODIFICATION OF THE INDENTURE

         Modification Without Consent of Holders. We and the applicable trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under a particular indenture to:

         o        secure any debt securities;

         o evidence the assumption by a successor corporation of our obligations;

         o add covenants for the protection of the holders of debt securities;

         o        add additional events of default;

         o        cure any ambiguity or correct any inconsistency;

         o        establish the forms or terms of debt securities of any series;
                  or

         o        evidence the acceptance of appointment by a successor trustee.

         Modification with Consent of Holders. We and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by such change:

         o        extend the final maturity of the principal;

         o        reduce the principal amount;

         o        reduce the rate or extend the time of payment of interest;

         o        reduce any amount payable on redemption;

         o change the currency in which the principal, any amount of original issue discount, or interest thereon is payable;

         o modify or amend the provisions for conversion of any currency into another currency;

         o reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

         o alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of Wintrust or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

         o alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars;

         o impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

         o reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

         Modification of Subordination Provisions. We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding.

GOVERNING LAW

         Unless otherwise specified in a prospectus supplement, the debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of Illinois.

                        DESCRIPTION OF PURCHASE CONTRACTS

         We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

         The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

         o whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

         o        whether the purchase contracts are to be prepaid or not;

         o whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

         o any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

         o United States federal income tax considerations relevant to the purchase contracts; and

         o whether the purchase contracts will be issued in fully registered global form.

         The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

                              DESCRIPTION OF UNITS

         Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement will also describe:

         o the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

         o        any additional terms of the agreement governing the units;

         o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

         o        any applicable United States federal income tax consequences;
                  and

         o        whether the units will be issued in fully registered form.

         The terms and conditions described under "Description of Debt Securities," "Description of Warrants," "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Common Stock" will apply to each unit and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

         We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

                             DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of debt securities, shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Wintrust and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Wintrust in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. This section is a summary of the material terms of the warrant agreement; it does not describe every aspect of the warrants. We urge you to read the form of warrant agreement we will file with the SEC promptly after an offering of warrants, which will be available as described under the heading "Where You Can Find More Information," because it, and not this description, will define your rights as a warrant holder.

GENERAL

         If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

         o        the offering price;

         o the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

         o the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

         o the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

         o if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each such debt security or share of preferred stock or common stock;

         o if applicable, the date on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

         o the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

         o whether the warrants will be issued in registered or bearer form;

         o a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

         o        any other terms of the warrants.

         Warrants may be exchanged for new warrants of different denominations. If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Wintrust, unexercised warrants will become void.

         Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock or common stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock or common stock purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

         The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

         o the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

         o a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

         o any other event described in the applicable prospectus supplement.

         In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Wintrust as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

         Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of Wintrust or any other matter, or to exercise any rights whatsoever as stockholders of Wintrust.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITALIZATION

         As of the date of this prospectus, our capital structure consists of 30 million authorized shares of common stock, no par value per share, and 20 million shares of undesignated preferred stock, no par value per share. As of October 4, 2004, 21,064,496 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

         The holders of common stock will be entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. Wintrust may pay dividends if, as and when declared by its board of directors. The payment of dividends by Wintrust is subject to limitations imposed by the Illinois Business Corporation Act (the "IBCA"). If Wintrust issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         The holders of common stock possess voting rights in Wintrust. They elect Wintrust's board of directors and act on such other matters as are required to be presented to them under Illinois law or Wintrust's articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Although there are no present plans to do so, if the Company issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 85% shareholder vote. See "Certain Anti-takeover Effects of Wintrust's Articles and By-Laws and Illinois Law" below.

         In the event of any liquidation, dissolution or winding up of Wintrust, the holders of its common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Wintrust, all assets of Wintrust available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of any liquidation or dissolution.

         Holders of Wintrust's common stock are not entitled to preemptive rights with respect to any shares that may be issued in the future. The common stock is not subject to mandatory redemption by Wintrust.

         Certain Anti-takeover Effects of Wintrust's Articles and By-laws and Illinois Law. Certain provisions of Wintrust's articles of incorporation, by-laws and the Illinois Business Corporation Act, or IBCA, may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Wintrust's board of directors.

         These provisions may have the effect of discouraging a future takeover attempt which is not approved by Wintrust's board of directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Wintrust's current board of directors or management more difficult.

         These provisions of Wintrust's articles of incorporation and by-laws include the following:

                  (1) Wintrust's board of directors may issue additional authorized shares of Wintrust's capital stock to deter future attempts to gain control of Wintrust, including the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

                  (2) Wintrust's staggered board is intended to provide for continuity of its board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of Wintrust's incumbent board of directors;

                  (3) Wintrust's articles of incorporation do not provide for cumulative voting for any purpose, and its articles of incorporation and by-laws also provide that any action required or permitted to be taken by its shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting;

                  (4) Wintrust's articles of incorporation expressly elect to be governed by the provisions of Section 7.85 of the IBCA, as discussed above. Under the IBCA fair price provision and Wintrust's articles of incorporation, the approval of at least 80% of its shares is required in connection with any transaction involving an Interested Shareholder, subject to certain exceptions. Fair price provisions are designed to impede a two-step takeover transaction that might otherwise result in disparate treatment of Wintrust's shareholders; and

                  (5) Amendment of Wintrust's articles of incorporation must be approved by a majority vote of the board of directors and also by a two-thirds vote of the outstanding shares of Wintrust common stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the articles of incorporation, including provisions (a) prohibiting cumulative voting rights, (b) relating to certain business combinations, (c) limiting the shareholders' ability to act by written consent, (d) regarding the number, classification of directors, filling of board vacancies and newly created directorships,
         (e) indemnification of directors and officers by Wintrust and limitation of liability for directors, and (f) regarding amendment of the foregoing supermajority provisions of Wintrust's articles of incorporation. Wintrust's by-laws may be amended only by the board of directors.

         The provisions described above are intended to reduce Wintrust's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.

         Rights Plan. Wintrust has a shareholders rights plan which could discourage unsolicited or hostile takeover attempts which are not negotiated with its board of directors. The plan discourages such attempts by causing substantial dilution to any person who acquires an amount in excess of a specified percentage of Wintrust's common stock and by making an acquisition of Wintrust, without the consent of its board of directors, prohibitively expensive. The description of the rights plan set forth below does not purport to be complete and is qualified in its entirety by reference to the description of the rights plan set forth in Wintrust's Registration Statement on Form 8-A dated August 28, 1998. See "Documents Incorporated by Reference" on page 59.

         Each share of Wintrust common stock has attached to it a stock purchase right having the terms set forth in a rights agreement between Wintrust and Illinois Stock Transfer Company, as rights agent. Each right will entitle its registered holder to purchase from Wintrust one one-hundredth of a share of Junior Serial Preferred Stock A, without par value, at a price of $85.00 per one one-hundredth share, subject to certain adjustments. Generally, the rights become exercisable when any person or group (i) acquires or obtains the right to acquire 15% or more of Wintrust's common stock, or (ii) commences

(or announces its intention to commence) a tender or exchange offer to acquire 15% or more of Wintrust's common stock.

         In the event that any person or group becomes the beneficial owner of 15% or more of Wintrust's common stock, rights owned by that person or group will immediately become null and void. Thereafter, other registered rights holders will have the right to receive, upon exercise at the then-current exercise price of the right, Wintrust common stock having a value equal to two times the exercise price of the right. Additionally, if, after any person or group has acquired 15% or more Wintrust's common stock, Wintrust is acquired in a merger or other business combination or 50% or more of Wintrust's assets or earning power are sold, then each registered right holder will receive the right to purchase, for the exercise price, common stock of the entity which acquires or survives Wintrust having a value equal to twice the exercise price of the right.

         Prior to any person or group acquiring 15% or more of Wintrust's common stock, Wintrust may redeem the rights in whole, but not in part, at a price of $0.01 per right, to be paid in cash, shares of Wintrust common stock or other consideration. In addition, at any time after a person or group acquires 15% of Wintrust's common stock, but prior to such person or group acquiring 50% or more of Wintrust's common stock, Wintrust may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right. The rights will expire on July 31, 2008 unless exercised, redeemed, exchanged or otherwise cancelled before that date.

         Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Illinois Stock Transfer Company, 209 W. Jackson Boulevard, Suite 903, Chicago, IL 60606.

PREFERRED STOCK

         Our board of directors has authorized the issuance of one or more series of preferred stock and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

         Terms Specified in Prospectus Supplement. The following description sets forth some general terms and provisions of the preferred stock. The number of shares and all of the relative rights, preferences and limitations of the respective series of preferred stock that the board of directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

         o        designation;

         o        number of shares that constitute the series;

         o        dividend rate, or the method of calculating the dividend rate;

         o dividend periods, or the method of calculating the dividend periods;

         o redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

         o        voting rights;

         o        preferences and rights upon liquidation or winding up;

         o whether or not and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property;

         o for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock;

         o whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

         o the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

         Rank. Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

         o junior to any series of our capital stock expressly stated to be senior to that series of preferred stock;

         o senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock; and

         o on a parity with each other series of preferred stock and all other classes of our capital stock.

         Dividends. If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends. We will pay dividends on the preferred stock to the holders of record on that record date. Dividends will be cumulative from the date of original issue of the series. A series of preferred stock will be junior as to payment of dividends to any series of preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to that series of preferred stock. If at any time we have failed to pay accrued dividends on any of those senior shares when payable, we may not pay any dividend on that series of preferred stock or redeem or otherwise repurchase any shares of that series until we have paid or set aside for payment the full amount of the accumulated but unpaid dividends on the senior shares.

         We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock. We must declare, pay or set aside for payment any amounts on the preferred stock ratably in proportion to the respective amounts of dividends (1) accumulated and unpaid or payable on that parity stock, on the one hand, and (2) accumulated and unpaid or payable through the dividend payment period or periods of the preferred stock preceding the dividend payment date for that parity stock, on the other hand.

         Except as described above, unless we have paid the full cumulative dividends on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Wintrust ranking junior or on parity with the preferred stock as to dividend payments:

         o declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

         o        make other distributions;

         o redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

         o make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

         Redemption. The prospectus supplement will indicate whether, and on what terms, shares of any series of preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock. We will effect any optional redemption upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of preferred stock plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. If we have not paid full cumulative dividends on all outstanding shares of preferred stock, we may not redeem the preferred stock in part and we may not purchase or acquire any shares of preferred stock, otherwise than by a purchase or exchange offer made on the same terms to all holders of the preferred stock. If fewer than all the outstanding shares of a series of preferred stock are to be redeemed, we will select those to be redeemed by lot or a substantially equivalent method.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of Wintrust, the holders of shares of preferred stock will be entitled to receive, out of the assets of Wintrust available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of:

         o any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

         o        our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Neither a consolidation or merger of Wintrust with or into another corporation nor a merger of another corporation with or into Wintrust nor a sale or transfer of all or part of Wintrust's assets for cash or securities will be considered a liquidation, dissolution or winding up of Wintrust.

         If, upon any liquidation, dissolution or winding up of Wintrust, assets of Wintrust then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Wintrust.

         Voting Rights. Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

         So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least two thirds of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable:

         o issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

         o amend, alter or repeal the provisions of our certificate of incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding preferred stock or its holders.

         Agents and Registrar for Preferred Stock. The transfer agent, dividend disbursing agent and registrar for each series of preferred stock will be the Illinois Stock Transfer Company.

DEPOSITARY SHARES

         We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

         The following statements concerning depositary shares, depositary receipts, and the deposit agreement are not intended to be comprehensive and are qualified in their entirety by reference to the forms of these documents, which we will file with the SEC promptly after an offering of depositary shares and will be available as described under the heading "Where You Can Find More Information." Each investor should refer to the detailed provisions of those documents.

         The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among Wintrust, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the Preferred Stock Depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the Preferred Stock Depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

         Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

         If we make a distribution other than in cash, the Preferred Stock Depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the Preferred Stock Depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the Preferred Stock Depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

         The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by Wintrust or the Preferred Stock Depositary on account of taxes or other governmental charges.

         Conversion and Exchange. If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

         Withdrawal of Stock. Upon surrender of the depositary receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and compliance with any other requirement of the deposit agreement, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related series of preferred stock and all money or other property, if any, represented by those shares. Holders of depositary receipts representing any number of whole shares of preferred stock will be entitled to receive whole shares of the related series of preferred stock, but those holders of whole shares of preferred stock will not thereafter be entitled to deposit those shares of preferred stock with the Preferred Stock Depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number representing whole shares of the related series of preferred stock to be withdrawn, the Preferred Stock Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

         Voting the Preferred Stock. Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the Preferred Stock Depositary how to exercise his or her voting rights. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

         Redemption of Depositary Shares. Depositary shares will be redeemed from any proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the Preferred Stock Depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the Preferred Stock Depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

         Amendment and Termination of the Deposit Agreement. We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding, and no amendment may impair the right of any holder of any depositary receipts, described above under "--Withdrawal of Stock," to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. We may terminate the deposit agreement at any time with at least 60 days' prior written notice to the Preferred Stock Depositary. Within 30 days of the date of the notice, the Preferred Stock Depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of the depositary receipts evidencing the depositary shares and upon payment of any applicable taxes or governmental charges to be paid by the holders as described below, the number of whole shares of the related series of preferred stock as are represented by the depositary receipts. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with any liquidation, dissolution or winding up of Wintrust and that distribution has been made to the holders of depositary shares.

         Charges of Preferred Stock Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the Preferred Stock Depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

         Corporate Trust Office of Preferred Stock Depositary. The Preferred Stock Depositary's corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The Preferred Stock Depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding depositary receipts.

         Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the Preferred Stock Depositary. Any resignation or removal will take effect upon the appointment of a successor Preferred Stock Depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

         Reports to Holders. We will deliver all required reports and communications to holders of the preferred stock to the Preferred Stock Depositary, and it will forward those reports and communications to the holders of depositary shares.

         Inspection by Holders. Upon request, the Preferred Stock Depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the Preferred Stock Depositary that such inspection is for a proper purpose reasonably related to such person's interest as an owner of depositary shares evidenced by the receipts.

                                GLOBAL SECURITIES

         Registered Global Securities. Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

         If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

         Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

         So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

         Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Wintrust, the trustees, the warrant agents, the unit agents or any other agent of Wintrust, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

         We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

         If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

FORM OF SECURITIES INCLUDED IN UNITS

         The form of the warrant included in a unit will correspond to the form of the unit and of any other security included in that unit.

                            DESCRIPTION OF THE TRUST

         Wintrust Capital Trust VI is a Delaware statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the trust preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The following discussion contains a description of the material terms of the trust agreement for the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.

         The holders of the trust preferred securities issued pursuant to an offering described in this prospectus and subsequent prospectus supplements will own all of the issued and outstanding trust preferred securities of the trust which have certain prior rights over the other securities of the trust in certain circumstances as specified in this prospectus. We will not initially own any of the trust preferred securities. We will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the trust preferred securities, are called the trust securities.

         The trust exists exclusively for the purposes of:

         o        issuing the trust preferred securities to the public for cash;

         o issuing its common securities to us in exchange for our capitalization of the trust;

         o investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

         o engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

         The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, Wintrust has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

         The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Wintrust. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the trust preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities. We will pay all fees and expenses related to the trust and the offering of the trust preferred securities, including the fees and expenses of the trustees.

                  DESCRIPTION OF THE TRUST PREFERRED SECURITIES

         The trust will issue only one series of trust preferred securities and one series of common securities. The trust agreement for the trust will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities will have terms and will be subject to conditions as set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act. This summary of certain provisions of the trust preferred securities and each trust agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each trust agreement, including the definitions of certain terms, and those provisions made part of each trust agreement by the Trust Indenture Act. A form of the trust agreement to be used in connection with the issuance of the trust preferred securities and a form of the trust preferred securities are filed as exhibits to the registration statement that includes this prospectus. Wherever particular defined terms of a trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is available upon request from the property trustee.

GENERAL

         The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the trust preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

         The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities."

         The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

         The specific terms of the trust preferred securities offered by the trust will be described in a prospectus supplement, including:

         o the specific designation, liquidation amount, number to be issued by the trust and purchase price;

         o the currency or units based on or relating to currencies in which distributions and other payments will or may be payable;

         o the distribution rates (or the method by which the rates will be determined), if any;

         o        the dates on which any distributions will be payable;

         o        any provisions relating to deferral of distribution payments;

         o the places where distributions and other amounts payable on the trust preferred securities will be payable;

         o any repayment, redemption, prepayment or sinking fund provisions;

         o        any conversion or exchange provisions;

         o the voting rights, if any, of holders of the capital securities;

         o the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of the trust preferred securities;

         o        any applicable United States federal income tax consequences;
                  and

         o        any other specific terms of the trust preferred securities.

         If indicated in the applicable prospectus supplement, the terms of the trust agreement for, and capital securities offered by, the trust may differ from the terms summarized in this prospectus.

DISTRIBUTIONS

         Source of Distributions. The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond the maturity date or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at an annual rate compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

         o make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the debentures issued to our other affiliated Delaware trusts), or junior in interest to, the debentures;

         o make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee for the trust preferred securities); or

         o redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

         After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the trust preferred securities by deferring the payment of interest on the debentures.

REDEMPTION OR EXCHANGE

         General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

         o in whole at any time, or in part from time to time, on or after the date set forth in the applicable prospectus supplement;

         o at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

         o at any time, and from time to time, to the extent of any trust preferred securities we purchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on the date set forth in the applicable prospectus supplement or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of trust preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Trust Preferred Securities. Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination."

         After the liquidation date fixed for any distribution of debentures in exchange for trust preferred securities:

         o those trust securities will no longer be deemed to be outstanding;

         o certificates representing debentures in a principal amount equal to the liquidation amount of those trust preferred securities will be issued in exchange for the trust preferred securities;

         o we will use our best efforts to list the debentures on the Nasdaq National Market or similar national exchange or automated quotation system;

         o any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the trust preferred securities; and

         o all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price described above. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

         o interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         o the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         o the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Trust Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any trust preferred securities we may have purchased in the market. If we elect to surrender any trust preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Trust preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own for debentures.

         The common securities we surrender will be in the same proportion to the trust preferred securities we surrender as is the ratio of common securities purchased by us to the trust preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

         Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

         Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates to trust preferred securities purchased by us and being exchanged for a like amount of debentures, then the trust preferred securities we own will be the ones selected for redemption.

         Subject to applicable law, if we are exercising our right to defer interest payments on the debentures or an event of default under the indenture for the debentures shall have occurred and be continuing, we may not, at any time, purchase outstanding trust preferred securities.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause debentures to be distributed to the holders of the trust preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         o        our bankruptcy, dissolution or liquidation;

         o the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

         o redemption of all of the trust preferred securities as described under "--Redemption or Exchange--Mandatory Redemption"; or

         o        the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described under "--Redemption or Exchange--Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         o in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         o with an interest rate identical to the distribution rate on the trust securities; and

         o with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See "--Subordination of Common Securities."

         Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. The applicable prospectus supplement will contain a detailed description of these tax consequences.

         If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

         o        the occurrence of an event of default under the indenture;

         o a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         o a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

         o a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         o the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Wintrust and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

         The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         o the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         o we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         o the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

         o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

         o the successor entity has a purpose substantially identical to that of the trust;

         o prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

         o we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as described below and under "Description of the Guarantee--Amendments" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

         o with respect to acceptance of appointment by a successor trustee;

         o to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         o to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         o        waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

         o consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Wintrust, the trustees or any affiliate of Wintrust or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

         Payments in respect of the trust preferred securities will be made to The Depository Trust Company, or DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         o the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

         o the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         o the debentures will be treated as indebtedness of Wintrust for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         We are required to use our best efforts to maintain the listing of the trust preferred securities on the Nasdaq National Market or a similar national securities exchange or automated quotation system, but this requirement will not prevent us from redeeming all or a portion of the trust preferred securities in accordance with the trust agreement.

         Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust preferred securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and an indenture trustee. The indenture will be qualified under the Trust Indenture Act. When used in this section, indenture refers only to the indenture for the junior subordinated debentures of Wintrust, and not the indenture for the debt securities of Wintrust.

         The following discussion contains a description of the material provisions of the indenture and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

GENERAL

         The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. Except as otherwise provided in the applicable prospectus supplement, the indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination" and "--Miscellaneous."

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

         The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered junior subordinated debentures:

         o        the title of the junior subordinated debentures;

         o any limit upon the aggregate principal amount of the junior subordinated debentures;

         o the date or dates on which the principal of the junior subordinated debentures is payable or the method of determination thereof, including the right, if any, of Wintrust to shorten or extend the stated maturity date in certain circumstances;

         o the rate or rates, if any, at which the junior subordinated debentures will bear interest, the dates on which that interest will be payable, our right, if any, to defer or extend an interest payment date and the record dates for any interest payable on any interest payment date or the method by which any of the foregoing will be determined;

         o the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where, subject to the terms of the indenture as described below under "--Registration and Transfer of Junior Subordinated Debentures," the junior subordinated debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us in respect of the junior subordinated debentures and the indenture may be made;

         o any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which junior subordinated debentures may be redeemed, in whole or in part, at our option or at the option of a holder of junior subordinated debentures;

         o our obligation, if any, to redeem, purchase or repay the junior subordinated debentures and the period or periods within which, the price or prices at which, and the other terms and conditions upon which the junior subordinated debentures will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

         o the denominations in which any junior subordinated debentures will be issuable;

         o if other than in U.S. dollars, in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debentures will be payable, or in which the junior subordinated debentures will be denominated;

         o any additions, modifications or deletions in the events of default under the indenture or covenants of Wintrust specified in the indenture with respect to the junior subordinated debentures;

         o if other than the principal amount, the portion of the principal amount of junior subordinated debentures that will be payable upon declaration of acceleration of maturity;

         o any index or indices used to determine the amount of payments of principal of and premium, if any, and interest on the junior subordinated debentures and the manner in which those amounts will be determined;

         o whether the junior subordinated debentures will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the bearer securities;

         o any additions or changes to the indenture with respect to a series of junior subordinated debentures as will be necessary to permit or facilitate the issuance of that series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

         o the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents;

         o whether the junior subordinated debentures will be convertible or exchangeable for other securities or property and, if so, the terms of any conversion or exchange and the terms of the other securities; and

         o any other terms of the junior subordinated debentures not inconsistent with the provisions of the indenture.

REGISTRATION AND TRANSFER OF JUNIOR SUBORDINATED DEBENTURES

         Holders may present junior subordinated debentures for exchange, and holders of registered junior subordinated debentures may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the junior subordinated debentures and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the indenture.

         Holders may transfer junior subordinated debentures in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

SUBORDINATION

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined in the applicable prospectus supplement. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Wintrust, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

PAYMENT AND PAYING AGENT

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on September 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         o        extend the maturity date of the debentures;

         o reduce the principal amount or the rate or extend the time of payment of interest; or

         o reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

DEBENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

         o our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

         o our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         o our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

         o our bankruptcy, insolvency or reorganization or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities or certain transactions permitted under the trust agreement.

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee and any and all events of default have been remedied or waived by the holders of a majority of the outstanding principal amount of the debentures. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

         So long as the property trustee is the holder of the debentures, an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE TRUST PREFERRED SECURITIES

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of trust preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

         The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         o if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the trust preferred securities are then outstanding;

         o immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         o        other conditions as prescribed in the indenture are met.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Trust Preferred Securities-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page 40.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         o        have become due and payable; and

         o will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

         Unless otherwise specified in a prospectus supplement, the indenture and the debentures will be governed by and construed in accordance with Illinois law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

         We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

         o to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         o not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

         o to use our reasonable efforts to cause the trust (a) to remain a Delaware statutory trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

         o to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

                          DESCRIPTION OF THE GUARANTEE

         The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold each guarantee for the benefit of the holders of the trust preferred securities. The following discussion contains a description of the material provisions of the guarantee and is qualified in its entirety by reference to the guarantee agreement and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Specific terms of a guarantee will be described in the prospectus supplement relating to the applicable trust preferred securities. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

GENERAL

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the trust preferred securities as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

         The following payments with respect to the trust preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

         o any accumulated and unpaid distributions required to be paid on the trust preferred securities;

         o with respect to any trust preferred securities called for redemption, the redemption price; and

         o upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

                  (a)      the amount of the liquidation distribution; and

                  (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

         We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

STATUS OF THE GUARANTEE

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither of the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS

         Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

EVENTS OF DEFAULT; REMEDIES

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee has actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the trust preferred securities. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

         Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

         The guarantee will terminate and be of no further force and effect upon:

         o full payment of the redemption price of the trust preferred securities;

         o full payment of the amounts payable upon liquidation of the trust; or

         o distribution of the debentures to the holders of the trust preferred securities.

         If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities, unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligation to exercise the rights and powers under the guarantee in the event of a default.

EXPENSE AGREEMENT

         We will, pursuant to the separate Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

         Unless otherwise specified in a prospectus supplement, the guarantee will be governed by Illinois law.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         We will irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement will provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

         If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

         o the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         o the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

         o we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

         o the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provides that no payments may be made in respect of the debentures, until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

         The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures, and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of, and interest accrued on, debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Termination" on page 38.

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY ISSUANCE

GENERAL

         The Depository Trust Company ("DTC") will act as securities depositary for each of the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described below, the trust preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by DTC. One or more global trust preferred securities will be issued for the trust preferred securities and will be deposited with DTC.

         DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of trust preferred securities under the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities except if use of the book-entry-only system for the trust preferred securities is discontinued.

         The deposit of trust preferred securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

         The property trustee will make distribution payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

         DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered hereby in one or more of the following ways from time to time:

         o        through agents to the public or to investors;

         o        to underwriters for resale to the public or to investors;

         o        directly to investors; or

         o        through a combination of any of these methods of sale.

         We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

         o        the name or names of any agents or underwriters;

         o the purchase price of the securities being offered and the proceeds we will receive from the sale;

         o any over-allotment options under which underwriters may purchase additional securities from us;

         o any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

         o        any initial public offering price;

         o any discounts or concessions allowed or reallowed or paid to dealers; and

         o any securities exchanges or markets on which such securities may be listed.

AGENTS

         If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

         o        commercial and savings banks;

         o        insurance companies;

         o        pension funds;

         o        investment companies; and

         o        educational and charitable institutions.

         The institutional purchaser's obligations under a contract will be subject only to the condition that the purchase of the offered securities at the time of delivery is allowed by any laws applicable to the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

UNDERWRITERS

         If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

DIRECT SALES

         We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

TRADING MARKETS AND LISTING OF SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq National Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

         Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

PASSIVE MARKET MARKING

         Any underwriters who are qualified market markers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

GENERAL INFORMATION

         The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarking firm will be identified and terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

                                  LEGAL MATTERS

         Unless otherwise indicated in a prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois. Unless otherwise indicated in a prospectus supplement, the validity of the trust preferred securities to be offered by this prospectus will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Unless otherwise indicated in a prospectus supplement, in the event the securities are offered through one or more underwriters, certain legal matters will be passed upon for the underwriters by Jones Day, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements and schedule of Wintrust Financial Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in Wintrust Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a Registration Statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.wintrust.com, and at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

         Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004 (File No. 0-21923);

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004 (File No. 0-21923);

         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004 (File No. 0-21923);

         o our Current Report on Form 8-K filed with the SEC on January 21, 2004 (File No. 0-21923);

         o our Current Report on Form 8-K filed with the SEC on April 20, 2004 (File No. 0-21923);

         o our Current Report on Form 8-K filed with the SEC on May 11, 2004 (File No. 0-21923);

         o our Current Report on Form 8-K filed with the SEC on July 20, 2004 (File No. 0-21923); and

         o our Current Report on Form 8-K filed with the SEC on September 30, 2004 (File No. 0-21923); and

         o the descriptions of (a) our Common Stock contained in our Registration Statement on Form 8-A dated January 3, 1997 (File No. 0-21923), and (b) the associated preferred stock purchase rights contained in our Registration Statement on Form 8-A dated August 28, 1998 (File No. 0-21923).

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the shares offered by this prospectus are sold.

         Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

         You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

                         Wintrust Financial Corporation
                               727 North Bank Lane
                           Lake Forest, Illinois 60045
                           Attention: Legal Department
                                 (847) 615-4096

         Documents may also be available on our website at www.wintrust.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

                                1,200,000 SHARES




                         WINTRUST FINANCIAL CORPORATION



                                  COMMON STOCK




                             _______________________

                             PRICE $59.50 PER SHARE

                             _______________________




RBC CAPITAL MARKETS
            PIPER JAFFRAY
                           RAYMOND JAMES
                                    SANDLER O'NEILL & PARTNERS, L.P.
                                                    STIFEL, NICOLAUS & COMPANY
                                                              INCORPORATED


                                _________________
                                December 14, 2004
                                _________________